UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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Teleflex Incorporated
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155 South Limerick Road, Limerick, Pennsylvania 19468

Notice of Annual Meeting of Stockholders
To Be Held on April 30, 2010

March 26, 2010

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

The Annual Meeting of Stockholders of Teleflex Incorporated (the “Annual Meeting”) will be held on Friday, April 30, 2010 at 11:00 a.m., local time, at the Dolce Valley Forge Hotel, 301 West Dekalb Pike, King of Prussia, Pennsylvania 19406, for the following purposes:

1. To elect three directors of the Company to serve for a term of three years, until their successors have been elected and qualified;

2. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year; and

3. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed Monday, March 8, 2010, as the record date for the meeting. This means that owners of the Company’s common stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting.

STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES OR CANADA. YOU MAY ALSO VOTE BY TELEPHONE BY CALLING TOLL FREE 1-800-PROXIES (776-9437), OR VIA THE INTERNET AT WWW.VOTEPROXY.COM.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

TELEFLEX INCORPORATED
155 South Limerick Road
Limerick, Pennsylvania 19468

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the Company’s Annual Meeting of Stockholders to be held on Friday, April 30, 2010, 11:00 a.m. local time, at the Dolce Valley Forge Hotel, 301 West Dekalb Pike, King of Prussia, Pennsylvania 19406. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 8, 2010, the record date for the meeting, are entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held. On the record date, the Company had 39,866,423 shares of common stock outstanding.

This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about March 26, 2010. A copy of the Company’s 2009 Annual Report is provided with this proxy statement.

The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on April 30, 2010

This proxy statement, the accompanying Notice of Annual Meeting, proxy card and our 2009 Annual Report are available at http://www.teleflex.com/ProxyMaterials.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?

It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?

It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?

A quorum is the minimum number of stockholders who must be present or voting by proxy in order to conduct business at the meeting. A majority of the outstanding shares, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares represented by proxies marked to “abstain” from voting for a proposal or to “withhold” voting for one or more nominees and broker non-votes are counted for purposes of determining the presence of a quorum.

4.	What is a “broker non-vote”?

A broker “non-vote” occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

5.	How many votes are required to elect director nominees and approve the proposals?

To be elected at the meeting, a director nominee must receive the affirmative vote of a majority of the votes cast. A majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. Abstentions and broker non-votes will have no effect on the vote. In the event that a nominee currently serving as a director fails to receive the vote required for election, that director nominee is required to promptly tender his or her resignation under the director resignation policy adopted as part of our Corporate Governance Principles. The Board, upon the recommendation of the Governance Committee, must then decide whether to accept the resignation or whether other action should be taken.

The affirmative vote of a majority of the votes cast is necessary to ratify the appointment of PricewaterhouseCoopers LLP and to approve any other proposal. Abstentions and broker non-votes will not be included in the vote count and will have no effect on the vote.

6.	How do I vote?

You may vote through any of the following methods:

•	attend the Annual Meeting in person and submit a ballot,

•	sign and date each proxy card you receive and return it in the prepaid envelope included in your proxy package,

•	vote by telephone by calling 1-800-PROXIES (776-9437) or

•	vote via the internet at www.voteproxy.com.

The shares represented by a proxy will be voted in accordance with the instructions you provide in the proxy card or that you submit via telephone or the internet, unless the proxy is revoked before it is exercised. Any proxy card which is signed and returned without any markings indicating how you wish to vote will be counted as a vote FOR the election of the director nominees described in this proxy statement and FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.

If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

7.	How can I revoke my proxy?

You may revoke your proxy at any time before the proxy is exercised by submitting a notice of revocation or submitting an executed proxy card bearing a later date to the Secretary of Teleflex at our principal executive offices, at 155 South Limerick Road, Limerick, Pennsylvania 19468. You also may revoke your proxy by attending the Annual Meeting in person and voting by ballot. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of eleven members divided into three classes, with one class being elected each year for a three-year term. At the Annual Meeting, three directors will be elected for terms expiring at our Annual Meeting of Stockholders in 2013 and until their successors are elected and qualified. The Board, upon the recommendation of the Governance Committee, has nominated Patricia C. Barron, Jeffrey A. Graves and James W. Zug for election to the Board for three-year terms. Each nominee is a continuing director who previously was elected by our stockholders.

Our goal is to assemble a Board that operates cohesively and works with management in a constructive way so as to deliver long term shareholder value. In addition, the Board believes it operates best when its membership reflects a diverse range of experiences and areas of expertise. To this end, the Board seeks to identify in each candidate areas of knowledge or experience that would expand or complement the Board’s existing expertise in overseeing a company such as ours. Our Corporate Governance Guidelines provide that directors are expected to possess the highest character and integrity and to have business, professional, academic, government or other experience which is relevant to our business and operations. However, there is no set list of qualities or areas of expertise used by the Board in its analysis because the inquiry assesses the attributes each particular candidate could bring to the Board in light of the then-current make-up of the Board. We believe our current directors possess valuable experience in a variety of areas necessary to guide Teleflex in the best interests of the stockholders. Information regarding each of our nominees and continuing directors, including his or her experience, qualifications, attributes and skills that led the Board to conclude that the individual should serve on the Board, is set forth below.

Nominees for election to the Board of Directors — Terms expiring in 2013

Patricia C. Barron	-	Ms. Barron, 67, has been a director of Teleflex since 1998 and currently serves as chair of the Governance Committee. Ms. Barron retired in 2003 after serving as a clinical professor at the Leonard N. Stern School of Business of New York University, where she focused on issues of corporate governance and leadership. Prior to that, Ms. Barron had a 28 year career in business, which included various positions with Xerox Corporation. Most recently, she was Vice President of Business Operation Support for Xerox in 1998 and President of Engineering Systems from 1994 to 1998. Prior to joining Xerox, Ms. Barron was an associate with McKinsey and Company. Ms. Barron currently serves on the boards of Quaker Chemical Corporation, Ultralife Corporation and United Services Automobile Association. She also serves on a number of non-profit organizations, with a focus on education and health. Ms. Barron previously served as a director of Aramark Corporation from 1997 to 2007.

Ms. Barron’s business experience enables her to contribute to the Board with regard to a wide range of operational, financial and strategic planning matters. In addition, Ms. Barron’s academic experience renders her especially well-qualified to lead the Governance Committee in its oversight function with respect to corporate governance issues. Her 12 year tenure as a Teleflex director also gives her an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

Jeffrey A. Graves	-	Dr. Graves, 48, has been a director of Teleflex since 2007 and currently serves as a member of the Compensation Committee. Since 2005, he has been the President and Chief Executive Officer of C&D Technologies, Inc., a producer of electrical power storage systems. From 2001 to 2005 he was employed by Kemet Corporation and held positions as Chief Executive Officer from 2003 to 2005, President and Chief Operating Officer from 2002 to 2003 and Vice President of Technology and Engineering from 2001 to 2002. From 1994 to 2001, Dr. Graves was employed by General Electric Company, holding a variety of management positions in their Power Systems Division and in research and development. Prior to joining General Electric, Dr. Graves was employed by Rockwell International and Howmet Corporation, now a part of Alcoa Corporation. Dr. Graves currently serves as a director of C&D Technologies, Inc. and Hexcel Corporation.

Dr. Graves’ extensive experience in executive and management roles with companies engaged in manufacturing and development provides him with a background in manufacturing, engineering, operations and finance that enables him to share valuable perspectives with our other Board members. In addition, Dr. Graves’ significant experience with respect to matters related to international market development, particularly in China, enables him to provide valuable insights with respect to our global marketing efforts and strategic initiatives.

James W. Zug	-	Mr. Zug, 69, has been a director of Teleflex since 2004 and currently serves as chair of the Audit Committee. Mr. Zug retired in 2000 following a 36 year career at PricewaterhouseCoopers, a public accounting firm, and Coopers & Lybrand, one of its predecessors. From 1998 until his retirement, Mr. Zug was Global Leader - Global Deployment for PricewaterhouseCoopers. From 1993 to 1998, Mr. Zug was Managing Director International for Coopers & Lybrand. He also served as the audit partner for a number of public companies over his career. Mr. Zug currently serves on the boards of Amkor Technology Inc., the Brandywine Group of mutual funds and Allianz Funds.

Mr. Zug served on the boards of SPS Technologies, Inc. and Stackpole Ltd. prior to the sale of both of these companies in 2003. Mr. Zug’s extensive experience in public accounting enables him to provide helpful insights to the Board on financial matters. His background renders him especially well-qualified to lead the Audit Committee in its oversight function with respect to the integrity of our financial statements, our internal control compliance and other matters. In addition, Mr. Zug’s extensive international experience gained through various engagements and management positions held throughout his career enables him to provide valuable perspectives and insights regarding our international operations and our strategic initiatives with respect to emerging markets.

The persons named in the enclosed proxy intend to vote properly executed proxies for the election of Ms. Barron and Messrs. Graves and Zug. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF ALL NOMINEES.

The following individuals currently serve as directors in the two other classes. Their terms will end at the Annual Meetings in 2011 and 2012, respectively.

Terms expiring in 2011

George Babich, Jr.	-	Mr. Babich, 58, has been a director of Teleflex since 2005 and currently serves as a member of the Audit Committee. Mr. Babich retired in 2005 after serving nine years in various executive and senior level positions at The Pep Boys — Manny Moe & Jack, an automotive retail and service chain. Most recently, Mr. Babich served as President of Pep Boys from 2004 to 2005 and as President and Chief Financial Officer from 2002 to 2004. Prior to joining Pep Boys, Mr. Babich held various financial executive positions with Morgan, Lewis & Bockius, The Franklin Mint, Pepsico Inc. and Ford Motor Company. Mr. Babich currently serves as a director of Checkpoint Systems, Inc.

Mr. Babich’s executive and senior management experience enables him to address a wide range of perspectives on management, operations and strategic planning. In addition, his long experience as a financial executive enables him to assist the Board in addressing a variety of financial and budgeting matters and to contribute meaningfully to the Audit Committee.

William R. Cook	-	Mr. Cook, 66, has been a director of Teleflex since 1998 and currently serves as our Lead Director and as a member of the Audit and Governance Committees. Mr. Cook retired after having served as President and Chief Executive Officer of Severn Trent Services, Inc., a water and waste utility company, from 1999 to 2002. Prior to that, Mr. Cook was the Chairman, President and Chief Executive Officer of Betz Dearborn, Inc. from 1993 to 1998. Mr. Cook currently serves as a director of Quaker Chemical Corporation and The Penn Mutual Life Insurance Company.

Mr. Cook’s experience as a chief executive officer enables him to address a wide range of perspectives on management, strategic and financial planning and budgeting processes, and also enables him to contribute meaningfully to the Audit Committee. His 12 year tenure as a Teleflex director also gives him an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

Stephen K. Klasko	-	Dr. Klasko, 56, has been a director of Teleflex since 2008 and currently serves as a member of the Governance Committee. Dr. Klasko has been Dean of the College of Medicine of the University of South Florida since 2004. In addition, since 2009, Dr. Klasko has been the Chief Executive Officer of USF Health, which encompasses the University of South Florida’s colleges of medicine, nursing and public health. He was a Vice President of USF Health from 2004 to 2009. Dr. Klasko was the Dean of the College of Medicine of Drexel University from 2000 to 2004.

Dr. Klasko’s background in medicine and business enables him to provide valuable insights with regard to our strategic and growth initiatives. Dr. Klasko’s background in medicine also enables him to provide a unique and practical perspective regarding the application and marketing of our medical device products, as well as trends in global healthcare markets.

Benson F. Smith	-	Mr. Smith, 62, has been a director of Teleflex since 2005 and currently serves as chair of the Compensation Committee. Mr. Smith is the managing partner for Sales Research Group, a research and consulting organization. Since 2000, Mr. Smith has also been the Chief Executive Officer of BFS & Associates LLC, which specializes in strategic planning and venture investing. Prior to that, Mr. Smith worked for C.R. Bard, Inc., a company specializing in medical devices, for approximately 25 years, where he held various executive and senior level positions. Most recently, Mr. Smith served as President and Chief Operating Officer of C.R. Bard from 1994 to 1998. Mr. Smith currently serves on the boards of Rochester Medical Corporation and Zoll Medical Corporation, as well as a variety of academic and health-related organizations.

Mr. Smith’s extensive experience in the medical device industry enables him to share meaningful perspectives regarding strategic planning and growth initiatives. In addition, his management and consulting experience enables Mr. Smith to provide a wide range of perspectives on the management issues and renders him well-suited to lead our Compensation Committee.

Terms expiring in 2012

Jeffrey P. Black	-	Mr. Black, 50, has been a director of Teleflex since 2002 and has served as our Chairman, President and Chief Executive Officer since 2006. From 2002 to 2006, Mr. Black served as our President and Chief Executive Officer. From 2000 to 2002, he served as our President. Prior to that, Mr. Black held various senior level positions with us, including President of Teleflex Fluid Systems from 1999 to 2000, President of Teleflex Industrial Group from July to December of 2000 and Vice President of Teleflex Fluid Systems from 1996 to 1999.

Mr. Black’s intimate knowledge of our company, gained through his long career at Teleflex, and especially his service as our chief executive officer since 2002, enables him to provide valuable insights to our Board regarding our operations, finance and budgeting matters, strategic planning and senior management personnel.

Sigismundus W.W. Lubsen	-	Mr. Lubsen, 66, has been a director of Teleflex since 1992 and currently serves as a member of the Governance Committee. Mr. Lubsen retired in 2002 after serving as a member of the Executive Board of Heineken N.V., a manufacturer of beverage products, from 1995 to 2002. Mr. Lubsen is currently a director of Super de Boer N.V., Ruvabo B.V., I.F.F. (Nederland) Holding B.V., SdB (in liquidation) N.V., and Concordia Fund B.V.

Mr. Lubsen’s experience with Heineken and on the various boards on which he serves enables him to provide valuable perspectives regarding management issues and matters related to manufacturing and international business. His 18 year tenure as a Teleflex director also gives him an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

Stuart A. Randle	-	Mr. Randle, 50, has been a director of Teleflex since 2009 and currently serves as a member of the Compensation Committee. Since 2004, Mr. Randle has been the President and Chief Executive Officer of GI Dynamics, Inc., a venture-backed healthcare company. Prior to that, he served as Interim Chief Executive Officer of Optobionics Corporation from 2003 to 2004. From 2002 to 2003, he held the position of Entrepreneur in Residence of Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President and Chief Executive Officer of Act Medical, Inc. Prior to that, Mr. Randle held various senior management positions with Allegiance Healthcare Corporation and Baxter International. Mr. Randle currently serves as a director of Beacon Roofing Supply, Inc. and was recently elected to the board of the Advanced Medical Technology Association.

Mr. Randle’s medical device company experience, coupled with past senior management positions at medical device companies, enables him to address a variety of business, management and technical issues, with a particular emphasis on those relating to our Medical Segment.

Harold L. Yoh III	-	Mr. Yoh, 49, has been a director of Teleflex since 2003 and currently serves as a member of the Compensation Committee. Since 1999, Mr. Yoh has been the Chairman and Chief Executive Officer of The Day & Zimmermann Group, Inc., a global provider of diversified managed services. Prior to that, Mr. Yoh held a variety of management and leadership positions at Day & Zimmermann, including President of Day & Zimmermann’s Process & Industrial division from 1995 to 1998. Mr. Yoh currently serves as a director of the Greater Philadelphia Chamber of Commerce and various industry associations, including the National Defense Industry Association, where Mr. Yoh served as the immediate past chair.

Mr. Yoh’s executive experience at Day & Zimmermann enables him to share with the Board valuable perspectives on a variety of issues relating to management, strategic and financial planning, compensation matters and government relations.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, including guidelines for the determination of director independence, the operations, structure and meetings of the Board, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.teleflex.com. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers, the Charter of the Audit Committee, the Charter of the Governance Committee and the Charter of the Compensation Committee. You may also request these documents in print form by contacting us at Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. Any amendments to, or waivers of, the codes of ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Board Independence

The Board has affirmatively determined that George Babich, Jr., Patricia C. Barron, William R. Cook, Jeffrey A. Graves, Stephen K. Klasko, Sigismundus W.W. Lubsen, Stuart A. Randle, Benson F. Smith, Harold L. Yoh III and James W. Zug are independent within the meaning of the rules of the New York Stock Exchange (the “NYSE”). All of the independent directors meet the categorical standards set forth in the Corporate Governance Principles described below, which were adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent within the meaning of NYSE rules, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to Audit Committee members.

To assist the Board in making determinations of independence, the Board has adopted the following categorical standards. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply, a director may not be considered independent.

•	A director who is an employee of our company, or whose immediate family member is an executive officer of our company, is not independent until the expiration of three years after the end of such employment.
•	A director who receives, or an immediate family member of the director who is an executive employee of ours who receives, more than $100,000 per year in direct compensation from us, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by a director for former service as an interim Chairman or CEO during the immediately preceding three-year period, may not be considered independent until the expiration of the three years after such director or family member ceases to receive more than $100,000 per year in compensation or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.
•	A director who is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor or a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice may not be considered independent.
•	A director who was, or whose immediate family member was a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during the immediately preceding three-year period may not be considered independent until the expiration of the three years after the end of employment or auditing relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.
•	A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director

In 2006, the Board established the position of Lead Director. The Lead Director is an independent director of the Board whose duties and responsibilities include:

•	coordinating and developing the agenda for, and presiding over, executive sessions of the Board’s independent directors;
•	facilitating communications among our directors and between our directors and senior executives, including with respect to any concerns our directors may have about us and our performance;
•	collaborating with the Chairman of the Board to ensure appropriate information flow to the Board;
•	interviewing, along with the Governance Committee Chair, and making recommendations to the Governance Committee and the Board concerning Board candidates; and
•	providing input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meeting with the Chief Executive Officer to discuss the Board’s evaluation.

The independent directors of the Board have the authority to make decisions concerning the Lead Director, including the power to appoint and remove the Lead Director and the authority to modify the Lead Director’s duties and responsibilities. The Lead Director is appointed annually by the independent directors of the Board. Mr. Cook, who was initially elected to the position in 2006, continues to serve as our Lead Director.

Positions of Chairman and Chief Executive Officer

The positions of Chairman and Chief Executive Officer are combined at Teleflex. We believe that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Moreover, our Chief Executive Officer is able to effectively communicate Board strategy to the other members of management and efficiently implement Board directives.

In order to provide independent oversight and input, all of the other directors on our Board are independent. Our Chief Executive Officer is not a member of any committee of the Board, and the independent directors frequently meet in executive sessions outside the presence of management and under the leadership of our Lead Director, as discussed in more detail below under “Executive Sessions of Non-Management Directors.” The role and responsibilities afforded the Lead Director further enhance the Board’s ability to evaluate management performance and otherwise fulfill its oversight responsibilities. The chief executive officer consults with the Lead Director on the proposed agendas for Board and committee meetings in order to make sure that key issues and concerns of the Board are addressed.

Executive Sessions of Non-Management Directors

Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, who we refer to as the “non-management directors,” meet regularly in accordance with a schedule adopted at the beginning of each year and on such additional occasions as a non-management director may request. Such meetings are held in executive session, without the presence of any directors who are executive officers. The Lead Director presides over such meetings.

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the Lead Director, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex Ethics Hotline at 1-866-490-3413 or, via the Internet, at www.teleflexethicsline.com.

The Board and Board Committees

The Board held seven meetings in 2009. Each of the directors attended at least seventy-five percent of the total number of Board meetings held in 2009. The Board does not have a formal policy concerning attendance at its Annual Meeting of Stockholders, but encourages all directors to attend. All of the Board members attended the 2009 Annual Meeting of Stockholders.

The Board has established a Governance Committee, a Compensation Committee and an Audit Committee.

Governance Committee

The Governance Committee is responsible for identifying qualified individuals for Board membership and recommending individuals for nomination to the Board and its committees. In addition, the Governance Committee reviews and makes recommendations to the Board as to the size and composition of the Board and Board committees and eligibility criteria for Board and Board committee membership. The Governance Committee also is responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and management.

The Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, directors must be able to devote substantial time to our affairs. The charter of the Governance Committee provides that in evaluating nominees, the Governance Committee should consider the attributes set forth above. Under our Corporate Governance Principles, a director must retire from the Board at the expiration of his or her term following attainment of age 70, except in special circumstances that must be described in a resolution adopted by the Board requesting such director to defer retirement.

The Governance Committee will consider recommendations for director candidates from stockholders. Stockholders can recommend candidates for nomination by delivering or mailing written recommendations to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2011

Annual Meeting, a stockholder must submit the following information by no later than January 29, 2011:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;
•	information about the relationship between the candidate and the recommending stockholder;
•	the consent of the candidate to serve as a director; and
•	proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned.

In considering any candidate proposed by a stockholder, the Governance Committee will reach a conclusion based on the criteria described above. The Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance Committee. The Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The current members of the Governance Committee are Ms. Barron and Messrs. Cook, Klasko and Lubsen. Ms. Barron currently serves as the chair of the Governance Committee. The Governance Committee held four meetings in 2009. Each of the members of the Governance Committee attended at least seventy-five percent of the total number of Governance Committee meetings held in 2009.

Compensation Committee

The duties and responsibilities of the Compensation Committee include, among others, the following:

•	review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate and all other compensation plans in which our executives generally may participate;
•	review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluate annually our Chief Executive Officer’s performance in light of those goals and objectives;
•	review and recommend to the other independent directors for approval our Chief Executive Officer’s compensation and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of our Chief Executive Officer;
•	review and approve compensation of our executive officers (other than our Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our executive officers (other than our Chief Executive Officer);
•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);
•	administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans;
•	review and recommend to the other independent directors for approval all material executive perquisites for the Chief Executive Officer’s benefit;
•	review and approve all material executive perquisites for the benefit of any of our executive officers (other than the Chief Executive Officer);
•	review and evaluate our pension plan performance; and
•	review succession and management development plans and policies for our Chief Executive Officer and our other senior executive officers.

The current members of the Compensation Committee are Messrs. Graves, Randle, Smith and Yoh. Mr. Smith currently serves as the chair of the Compensation Committee. The Compensation Committee held five meetings in 2009. Each of the members of the Compensation Committee attended at least seventy-five percent of the total number of Compensation Committee meetings held in 2009.

Audit Committee

The Audit Committee has responsibility to assist the Board in its oversight of the following matters, among others:

•	the integrity of our financial statements;
•	our internal control compliance;
•	our compliance with the legal and regulatory requirements;
•	our independent registered public accounting firm’s qualifications, performance and independence;
•	the performance of our internal audit function; and
•	our risk management process.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent registered public accounting firm, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent registered public accounting firm. In addition, the Audit Committee periodically meets separately with management, our independent auditors and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.

Stockholders may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Audit Committee. Stockholders can report their concerns to the Audit Committee anonymously or confidentially.

The current members of the Audit Committee are Messrs. Cook, Babich and Zug. Mr. Zug currently serves as the chair of the Audit Committee. The Audit Committee held eight meetings in 2009. Each of the members of the Audit Committee attended at least seventy-five percent of the total number of Audit Committee meetings held in 2009. The Board has determined that each of the Audit Committee members is an “audit committee financial expert” as that term is defined in SEC regulations.

Risk Oversight and Management

The Board, acting principally through the Audit Committee, is actively involved in the oversight and management of risks that could affect us. It fulfills this function largely through its oversight of our annual company-wide risk assessment process, which is designed to identify our key strategic, operational, compliance and financial risks, as well as to identify steps to mitigate and manage each risk. The risk assessment process is conducted by our Business Ethics and Compliance Committee, or “BECC,” which is comprised of several members of Teleflex senior management. The BECC directs our compliance officers to survey and conduct interviews of several of our key business leaders, functional heads and other managers to identify and discuss the key risks of Teleflex, including the potential magnitude and likelihood of each risk. As part of this process, the senior executive responsible for managing the risk, the potential impact of the risk and management’s initiatives to manage the risk are identified and discussed. After receiving a report of the risk assessment results from the compliance officers, the BECC reviews and discusses the results with the Audit Committee. Thereafter, the Audit Committee provides the full Board with an overview of the risk assessment process, the key risks identified and measures being taken to address those risks. Due to the dynamic nature of risk, the overall status of our enterprise risks are updated periodically during the course of each year and reviewed with the Audit Committee. We believe this process facilitates the Board’s ability to fulfill its oversight responsibilities of our risks.

As noted above, the Compensation Committee is charged with overseeing the review and assessment of our compensation policies and practices. We use a number of approaches to mitigate excessive risk taking in designing our compensation programs, including significant weighting towards long-term incentive compensation, emphasizing qualitative goals in addition to quantitative metrics and equity ownership guidelines. We believe the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Director Compensation - 2009

Directors who are also employees of ours receive no additional compensation for their service as directors. Non-management directors receive an annual cash retainer of $25,000, which is payable in equal monthly installments. In addition, non-management directors are paid the following equity based compensation under our stock compensation plans:

•	upon their first election or appointment to the Board, a grant of an option to purchase 5,000 shares of our common stock;
•	an annual grant of an option to purchase 2,000 shares of our common stock; and
•	an annual grant of shares of restricted stock with a market value of $50,000 on the grant date.

The non-management directors also receive a fee for each Board meeting attended of $2,000 for meetings attended in person and $1,000 for participation by telephone. Members of our Audit, Compensation and Governance Committees also receive a fee of $1,000 for each committee meeting attended, whether in person or by telephone. In addition, the Lead Director receives an annual restricted stock award having a market value of $20,000 on the grant date. The chairpersons of our Audit, Compensation and Governance Committees receive an additional annual fee of $12,500, $7,500 and $7,500, respectively.

We provide the non-management directors with $100,000 of life insurance and $100,000 of accidental death or dismemberment coverage during their service on the Board. We do not provide any pension benefits to the non-management directors.

The table below summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2009.

				Change
				in Pension Value
	Fees			and Nonqualified
	Earned			Deferred
	Or Paid in	Stock	Option	Compensation	All Other
Name	Cash	Awards (1)	Awards(2)	Earnings	Compensation	Total

George Babich, Jr.	$46,000	$49,175	$16,183	–	–	$111,358
Patricia C. Barron	$48,500	$49,175	$16,183	–	–	$113,858
William R. Cook	$50,000	$68,896	$16,183	–	–	$135,079
Jeffrey A. Graves	$43,000	$49,175	$16,183	–	–	$108,358
Stephen K. Klasko	$42,000	$49,175	$16,183	–	–	$107,358
Sigismundus W.W. Lubsen	$42,000	$49,175	$16,183	–	–	$107,358
Stuart A. Randle	$28,667	$49,175	$37,501	–	–	$115,343
Benson F. Smith	$50,500	$49,175	$16,183	–	–	$115,858
Harold L. Yoh III	$39,000	$49,175	$16,183	–	–	$104,358
James W. Zug	$58,500	$49,175	$16,183	–	–	$123,858

(1)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock awards granted in 2009, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718,

“Compensation - Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating these values may be found in Notes 1 and 13 to our 2009 audited financial statements included in our Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC. Each non-management director was granted 1,170 shares of restricted stock in May 2009, with a grant date fair value per share of $42.03. Mr. Cook received an additional 440 shares of restricted stock in June 2009, with a grant date fair value per share of $44.82, in respect of his service as Lead Director. These restricted stock awards vest six months after the date of grant.
(2)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards granted in 2009, determined in accordance with the ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 13 to our 2009 audited financial statements included in our Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC. Each non-management director was granted stock options to purchase 2,000 shares in March 2009, with a grant date fair value per share of $8.09. In addition, in connection with his election to the Board in May 2009, Mr. Randle was granted stock options to purchase 5,000 shares, with a grant date fair value per share of $7.50. All options granted to the directors are fully vested at the time of grant. As of December 31, 2009, the number of shares underlying options held by the directors listed in the table were: Mr. Babich: 13,000; Ms. Barron: 20,000; Mr. Cook 20,000; Mr. Graves: 9,000; Mr. Klasko: 7,000; Mr. Lubsen: 20,000; Mr. Randle: 5,000; Mr. Smith 13,000; Mr. Yoh: 19,000; and Mr. Zug: 15,000.

Director Stock Ownership Guidelines

In February 2008, our Board established stock ownership guidelines for our directors to further align the interests of our directors with those of our stockholders. The ownership guidelines require our directors to own shares of our common stock, shares of restricted stock and shares underlying stock options with an aggregate value equal to two times the annual compensation paid to our directors. Directors have until the later of February 2013 or five years from the date they are first elected to the Board to meet the required ownership level. As of December 31, 2009, each director had either satisfied these ownership guidelines or had time remaining to do so.

AUDIT COMMITTEE REPORT

The Audit Committee oversees and reviews with the full Board any issues with respect to the Company’s financial statements, our internal control over financial reporting, the structure of our legal and regulatory compliance, the performance and independence of our independent registered public accounting firm and the performance of our internal audit function. Management has primary responsibility for preparing our consolidated financial statements and for our financial reporting process. Management also has the responsibility to assess the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on (i) whether our financial statements present fairly, in all material respects, our financial position and results of operations in accordance with generally accepted accounting principles and (ii) the effectiveness of our internal control over financial reporting.

The Audit Committee maintains oversight of our internal audit function by reviewing the appointment and replacement of our director of internal auditing and periodically meets with the director of internal auditing to receive and review reports of the work of our internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes, and risks or exposures, if any, that may have a material effect on our financial statements.

The Audit Committee has:

•	reviewed and discussed with management and our independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended December 31, 2009;
•	discussed with our independent registered public accounting firm the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 — “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	received the written disclosures and the letter from our independent registered public accounting firm regarding the independent registered public accounting firm’s independence, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board, and the Board has approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

AUDIT COMMITTEE

JAMES W. ZUG,CHAIRMAN	GEORGE BABICH, JR.	WILLIAM R. COOK

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers.”

EXECUTIVE COMPENSATION OVERVIEW

Compensation Objectives

Our executive compensation program is designed principally to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly-skilled executives. We refer to this objective as “competitive compensation.”
•	Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”
•	Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”
•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We have fashioned the components of our 2009 executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed

Salary	Competitive Compensation

Annual Bonus	Performance Incentives Competitive Compensation

Equity Incentive Compensation	Stakeholder Incentives Performance Incentives Competitive Compensation Retention Incentives

Role of Compensation Committee and Executive Officers

The Compensation Committee of our Board of Directors is responsible for the oversight of our executive compensation program. The Compensation Committee makes all decisions concerning compensation awarded to our executive officers, other than Jeffrey P. Black, our Chairman, Chief Executive Officer and President. Determinations concerning Mr. Black’s compensation are made by the independent members of our Board of Directors upon the recommendation of the Compensation Committee.

Mr. Black, with the assistance of our human resources department, provides statistical data to the Compensation Committee to assist it in determining appropriate compensation levels for our executives. Mr. Black also provides the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Black does not make recommendations as to his own compensation. While the Compensation Committee utilizes this information, and values Mr. Black’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation are made by the Compensation Committee.

Periodically, our human resources department seeks input, including statistical information and survey data, from an outside compensation consultant with respect to executive compensation decisions. Since 2003, our human resources department has periodically engaged Mercer (US) Inc., which we refer to below as “Mercer,” to provide these services. In addition, the Compensation Committee may separately engage a compensation consultant to assist it in making determinations with respect to executive compensation matters. In 2009, the Compensation Committee engaged Towers, Perrin, Forster & Crosby, Inc., which we refer to below as “Towers Perrin,” to provide it with market data in connection with our entry into a new employment agreement with Mr. Black. See “Ongoing and Post-Employment Arrangements — Employment Agreement for Jeffrey P. Black” below, for further information. In addition, our Compensation Committee engaged Frederic W. Cook & Co., Inc., which we refer to as “FW Cook,” to assist the Compensation Committee with respect to a review of our executive compensation methodology and determinations for 2010. See “Determination of Compensation — Changes in Compensation Methodology for 2010” below for a further discussion of the engagement of FW Cook.

Determination of Compensation

Introduction

During 2009, as a result of the economic downturn, we determined not to undertake the comparative analysis we typically conducted in previous years. This analysis has been based on survey data provided by Mercer and, as a secondary point of evaluation to validate compensation decisions, compensation data from a peer group of companies. However, the data typically used would not have provided information about current trends under rapidly changing economic conditions. Because of our uncertainty as to the effect that economic conditions were having on practices of the companies subject to the analysis, and our own uncertainty as to the effect of economic conditions on our business, we decided not to reference the comparative data we typically use to set compensation. Instead, we determined to maintain salary, target short-term incentive compensation and target equity compensation at levels generally equivalent to 2008 levels. See “Determination of Compensation — Compensation Methodology” for a discussion of the methodology used to establish 2008 compensation levels.

In addition, over the past several years we have engaged in a number of acquisitions and dispositions that have shifted the focus of our operations towards our Medical Segment. In 2009, we further refined our portfolio of businesses through the disposition of businesses within our Commercial and Aerospace segments. As a result, our Medical Segment now represents over 77% of our revenues from continuing operations and over 90% of our segment operating profit. This development led our Compensation Committee to conduct a thorough review of our compensation program to determine what changes would be appropriate to address, among other things, the shift in our operations towards the healthcare industry. In this regard, the Compensation Committee determined that it would be appropriate to retain its own independent compensation consultant to provide recommendations regarding compensation methodology and determinations in 2010. See “Determination of Compensation — Changes in Compensation Methodology for 2010” for further information.

Compensation Methodology

We generally review the compensation of our executive officers on an annual basis to ensure that they are compensated at levels consistent with our executive compensation methodology, as discussed in more detail below. However, as discussed above, in 2009 we decided to maintain salary, target short-term incentive and long-term incentive compensation for our executive officers at 2008 levels without reference to a comparative review. The discussion in the following two paragraphs provides a general overview of our customary use of a comparative analysis with respect to executive compensation determinations in 2008, which ultimately formed the basis for our 2009 compensation structure.

In making our compensation determinations in 2008 and prior years, we periodically referenced reports provided by Mercer that included compensation data derived from several published compensation surveys. These surveys provided information regarding compensation paid by manufacturing companies to executives in functionally comparable positions to our executives. The survey data was size adjusted by Mercer using a regression analysis where available; otherwise, we limited the sample to companies having annual revenues ranging from approximately 0.5 to 2 times our annual revenues. Mercer provided samplings with respect to functionally comparable executives from 100 to 400 companies, depending on the comparable executive position. We refer to these companies as the “general market companies.” In 2008 and prior years, we generally sought to position executive salaries to approximate the median of the salaries paid to comparable executives by the general market companies, while positioning total direct compensation, which includes salaries and the target amount of annual bonus and long-term compensation, to approximate the 65th percentile of total direct compensation paid by the general market companies. We also sought to position total cash compensation, which includes salary and target amount of annual bonus, to approximate the 65th percentile of the market. In addition, we have considered Mercer’s advice that compensation that is within 15 percent above or below the amount payable is within the competitive range we are seeking.

Nevertheless, we have set compensation below or above these levels as we deem appropriate. Factors that have affected our determination included the executive’s role within the organization, individual performance and comparable data relating to a peer group of publicly traded manufacturing companies selected by our Compensation Committee, which we refer to as the “peer group companies.” In 2008 and prior years, we used the peer group companies as a secondary point of evaluation to validate compensation decisions, and in certain instances we adjusted compensation in response to peer group data. The peer group companies in 2008 included the following:

• AMETEK, Inc.	• Edwards Lifesciences Corp.	• Roper Industries, Inc.

• C.R. Bard, Inc.	• Goodrich Corporation	• St. Jude Medical, Inc.

• Carlisle Companies Incorporated	• Hill-Rom Holdings, Inc.	• Zimmer Holdings, Inc.

• Dover Corporation	• Pentair, Inc.

Changes in Compensation Methodology for 2010

As noted above, the Compensation Committee retained FW Cook to assist it with regard to compensation methodology and determinations for 2010. Based on, among other things, data and recommendations provided by FW Cook, the Compensation Committee decided to institute several changes regarding our compensation methodology for 2010, which are described below.

In response to the fact that we are now principally a provider of medical products, the Compensation Committee determined it would be appropriate to change the composition of our peer group to include only companies in the medical industry. The companies in the new peer group are the following:

• CareFusion Corporation	• Hologic, Inc.
• CONMED Corporation	• Integra LifeSciences Holdings Corporation
• The Cooper Companies, Inc.	• Kinetic Concepts, Inc.
• C.R. Bard, Inc.	• Merit Medical Systems, Inc.
• DENTSPLY International Inc.	• St. Jude Medical, Inc.
• Edwards Lifesciences Corporation	• STERIS Corporation
• Hill-Rom Holdings, Inc.	• Wright Medical Group, Inc.

In addition, the Compensation Committee modified its survey sources to include not only a general industry survey or surveys, but also a survey that would capture a greater proportion of companies engaged in businesses within the medical industry. The Compensation Committee also determined to elevate the significance of the peer group data by giving it the same weight as the survey data in connection with the comparative analysis, rather than using the peer group only as a secondary point of evaluation.

Finally, although the Compensation Committee has always retained, and sometimes exercised, the ability to set compensation levels above or below targeted percentiles of compensation paid by the general market companies, as described above, it nevertheless determined that the positioning standards previously used were too rigid. In considering a change in approach, the Compensation Committee noted that our size, principally in terms of our revenues and market capitalization, but also in terms of our operating income, operating margin and net income, ranged between approximately the median to the 75th percentile of the peer group companies. Therefore, the Compensation Committee determined that our compensation should be deemed competitive if it is between the 50th and 75th percentile of the companies referenced in the comparative data. This range will provide more flexibility to the Compensation Committee in structuring executive compensation. However, this range is intended to serve as a guideline in setting and adjusting our compensation programs, and actual amounts of compensation that we pay to our executives may be more or less than the target range in any given year.

Determinations with respect to 2010 Compensation will be addressed in the proxy statement for the 2011 annual meeting of stockholders.

2009 COMPENSATION

Salaries

Base salary ranges for our executives are determined based on each executive’s position and responsibility and are typically considered annually as part of our performance review process. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.

As discussed above, in light of the recent global economic downturn, for 2009 we decided to maintain compensation for our executive officers at 2008 levels. Therefore, none of our executive officers received salary increases in 2009.

Annual Executive Incentive Compensation

Annual Incentive Award Components

We provide annual cash incentive opportunities to subject a meaningful amount of an executive’s total cash compensation to the achievement of business performance objectives. Under our annual incentive plan, 80 percent of the target award opportunity is based on corporate or business segment financial performance measures, while the remaining 20 percent of the target award opportunity is based on individual performance. We have weighted the annual incentive awards largely to the financial performance measures because we believe that emphasizing corporate or business unit financial performance encourages a unified commitment by our executives to performance that we believe directly affects stockholder value.

2009 Award Components

In 2009, the criteria under our annual incentive program for our named executive officers who do not have responsibility for a specific business segment, namely Messrs. Black, Gordon and Miller, were as follows:

•	Sixty percent of the target award was based on the amount of our earnings per share, excluding the impact of restructuring and other special charges, businesses divested during the year and “significant acquisitions,” which are acquisitions involving a purchase price of at least $50 million. We refer to this performance measure as “EPS;”

•	Twenty percent of the target award was based on cash flow from continuing operations, excluding the impact of businesses divested during the year and significant acquisitions; and

•	Twenty percent of the target award was based on the achievement of individual performance objectives.

We use EPS as a performance measure because we believe that a fundamental objective of an executive officer is to significantly increase stockholder value, and for a large, well established manufacturing enterprise like ours, EPS is a key metric affecting share price and, thus, stockholder value. We excluded restructuring and other special charges from our EPS target because such charges are not contained within our principal earnings guidance and adjusted results reported to investors. We excluded the effect of divestitures and significant acquisitions because they are extraordinary events that do not reflect the day-to-day management of our business and are generally not a part of our annual planning process. We had no significant acquisitions in 2009. However, we had one divestiture in each of our Aerospace and Commercial segments in 2009. We use cash flow from continuing operations as a performance measure because we believe it is an important indicator of our ability to service indebtedness, make capital expenditures and provide flexibility with regard to the pursuit of other operating initiatives. We excluded the effect of divestitures and significant acquisitions from this measure for the reasons stated above with respect to the EPS measure. We include individual performance as a performance measure in order to focus our executives on achievement of individual performance and company non-financial performance, which may include compliance and regulatory initiatives. Performance under this measure is determined based upon satisfaction of individual performance objectives that are established at the beginning of the preceding fiscal year. Evaluation of the satisfaction of these objectives is conducted under our annual performance review process.

For Messrs. Waaser and Northfield, who have direct responsibility with respect to our Medical segment, the criteria under our 2009 annual incentive program were as follows:

•	Forty-five percent of the target award was based on segment operating income before the allocation of corporate costs to the business segment and excluding the impact of restructuring and other special charges, businesses divested during the year, significant acquisitions and the impact of foreign currency fluctuations, which we refer to as “profit before financial items” or “PBFI;”

•	Twenty percent of the target award was based on achievement of a revenue target, or “revenue growth,” for the business segment, excluding the impact of businesses divested during the year, significant acquisitions and foreign currency fluctuations; and

•	Fifteen percent of the target award was based upon “asset velocity index,” or “AVI,” which is the sum of reported accounts receivable and inventories net of accounts payable and deferred revenue for the business segment expressed as a percentage of annual revenues at the balance sheet date (the average of the asset velocity index at the end of each month is used for purposes of determining achievement of the stated goal);

•	Twenty percent of the target award was based upon the achievement of individual performance objectives.

We believe that PBFI is a reliable overall measure of the performance of a business segment. Therefore, we believe that a significant portion of the financial performance-based component for an executive who is responsible for a business segment should be based on this measure. We excluded the impact of restructuring and other special charges, businesses divested during the year and significant acquisitions from this measure for the reasons stated above. Our Medical Segment had no divestitures or significant acquisitions in 2009. We excluded the impact of foreign currency fluctuations from PBFI because it is a factor that is generally outside of the control of our executives with responsibility for individual business segments. We included revenue growth without giving effect to acquisitions, divestitures or foreign currency fluctuations because we wanted to emphasize the importance of sales growth with respect to our core operations. We use asset velocity index as a performance measure because we believe that an important factor in our performance is the effective utilization of our cash resources and other working capital items. Executives with responsibility for individual business segments are most directly involved in managing these assets; therefore, we applied this performance measure to them. We included individual performance as a performance criteria for Messrs. Waaser and Northfield, and increased the weighting of this factor from 10 percent in 2008 to 20 percent because we believed it was important to encourage achievement of individual performance and Medical Segment non-financial performance. Performance under this measure is determined based on satisfaction of individual performance objectives established for these executives at the beginning of the preceding fiscal year. As with Messrs. Black, Gordon and Miller, evaluation of the satisfaction of the objectives established for Messrs. Waaser and Northfield is conducted under our annual performance review process.

For 2009, an executive’s incentive award payout related to EPS could range from 50 percent of the target award, if threshold levels of performance equivalent to approximately 96 percent of the EPS target were achieved, to 200 percent of the target award, if the maximum performance level equivalent to approximately 115 percent of the EPS target was achieved or exceeded. With respect to the cash flow measure, an executive’s opportunity ranged from 50 percent of the target award, if threshold levels of performance equivalent to approximately 95 percent of the cash flow target were achieved, to 200 percent of the target award, if the maximum performance level equivalent to approximately 112 percent of the cash flow target was achieved or exceeded. The award payout for PBFI could range from 50 percent of the target award, if threshold levels of performance equal to 95 percent of the PBFI target were achieved, to 200 percent of the target award if the maximum performance level of 115 percent of the PBFI target were achieved or exceeded. Award payouts related to revenue growth could range from 50 percent of the target award, if threshold levels of performance equal to 97 percent of the revenue growth target were achieved, to 200 percent of the target award, if the maximum performance level of 115 percent of the revenue growth target were achieved or exceeded. With respect to the AVI measure, an executive’s opportunity ranged from 100 percent of the target award if the target levels were achieved to 200 percent if certain maximum performance targets were achieved or exceeded. In addition, depending on the extent to which the executive satisfies the objectives, he may receive no payment or a payment of up to 200 percent of the individual performance component of the target award opportunity.

2009 Executive Incentive Compensation Targets and Awards

The target award payable to a named executive officer for 2009 if the target financial performance-based objective or objectives were achieved and 100 percent of the individual performance component award opportunity was paid is equal to a percentage of the executive’s salary, as shown on the following table:

	Target Award
	Opportunity as	Target Award
Name	Percentage of Salary	Opportunity

Jeffrey P. Black	100%	$900,000
Kevin K. Gordon	75%	$320,625
Ernest Waaser	60%	$280,500
Laurence G. Miller	60%	$223,550
Vince Northfield	50%	$186,250

The following table provides information for each named executive officer regarding applicable performance measures, targets and actual payments with respect to 2009 based on the degree of achievement with respect to each performance measure:

						Actual Award
						as a
		Performance				Percentage of
		Measure as a				Target Award
		Percentage of				Opportunity
		Total Target				for the
		Award		Amount	Actual	Performance
Name	Performance Measure	Opportunity	Target	Achieved	Award	Measure

J. Black	EPS	60%	$3.29	$3.64	$918,000	170%
	Cash Flow	20%	$215 million	$287 million	$360,000	200%
	Individual Performance	20%	See below	N/A	$180,000	100%
K. Gordon	EPS	60%	$3.29	$3.64	$327,038	170%
	Cash Flow	20%	$215 million	$287 million	$128,250	200%
	Individual Performance	20%	See below	N/A	$76,950	120%
E. Waaser	Medical PBFI	45%	$345.9 million	$325.6 million	$0	0%
	Medical AVI	15%	27.4%	30.2%	$0	0%
	Medical Revenue Target	20%	$1.526 billion	$1.448 billion	$0	0%
	Individual Performance	20%	See below	N/A	$56,100	100%
L. Miller	EPS	60%	$3.29	$3.64	$227,970	170%
	Cash Flow	20%	$215 million	$287 million	$89,400	200%
	Individual Performance	20%	See below	N/A	$58,110	130%
V. Northfield	Medical PBFI	45%	$345.9 million	$326.3 million	$0	0%
	Medical AVI	15%	27.4%	30.2%	$0	0%
	Medical Revenue Target	20%	$1.526 billion	$1.448 billion	$0	0%
	Individual Performance	20%	See below	N/A	$46,563	125%

For 2009, the individual performance objectives established for Mr. Black included achievement of our financial and growth targets, development and execution of our strategic plan, achievement of certain critical objectives, which included objectives related to the FDA compliance efforts of our Medical Segment and integration efforts related to our acquisition of Arrow International, investor relations and communications efforts related to our portfolio transition and support for our Board of Directors. The individual performance objectives established for each of our other named executive officers included various matters related to their specific functions, including matters relating to the development and implementation of our overall strategy and, with respect to our Medical Segment executives, efforts related to our regulatory compliance initiatives.

The actual award payments in respect of the financial performance measures are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table, while amounts paid to our named executive officers in respect of the individual performance measure are reflected in the “Bonus” column of the Summary Compensation Table.

Supplemental Bonus Awards

In reviewing the awards paid out under our annual incentive program, our Compensation Committee determined that it would be inequitable if we failed to provide an award to our executive officers and other managerial personnel who had direct responsibility for our Medical Segment, in recognition of the contribution of that segment to our overall results, particularly in light of the difficult economic environment that confronted the segment in 2009. In addition, the Compensation Committee believed it would be appropriate to recognize the Medical Segment for the significant synergies achieved in 2009 in connection with our acquisition of Arrow International and the considerable efforts of our Medical Segment management team with respect to our FDA compliance program. Moreover, the Compensation Committee believed the award would serve to enhance our ability to retain Medical Segment managers, including Messrs. Waaser and Northfield. Therefore, our Compensation

Committee approved a supplemental cash bonus pool for our Medical Segment managers, including Messrs. Waaser and Northfield. The Compensation Committee determined that the bonus pool, representing approximately 18% of the amount that would have been paid with respect to the Medical Segment financial measures under the annual incentive program had target levels of performance been met, provided meaningful recognition of our Medical Segment managers’ contributions to our 2009 financial results, while remaining well below the award that would have been payable had target levels of performance been achieved. The awards paid to Messrs. Waaser and Northfield are reflected in the “Bonus” column of the Summary Compensation table.

Equity Incentive Compensation

Our equity incentive compensation program is designed to promote achievement of corporate goals, encourage the growth of stockholder value and enable participation in our long-term growth and profitability. The equity incentive compensation opportunity established for each of our named executive officers was designed to be equivalent to 150 percent to 300 percent of a named executive officer’s salary because those percentages fell within the competitive range of the 65th percentile of the market, and also reflected contributions of each position to the organization’s objectives, individual performance and other factors. We refer to this percentage of salary as the “equity incentive percentage.” The 2009 equity incentive percentage for each named executive officer and the dollar amount of the executive’s equity compensation opportunity was as follows:

	Equity	Total Equity
Name	Incentive Percentage	Compensation Opportunity

Jeffrey P. Black	300%	$2,700,000
Kevin K. Gordon(1)	190%	$812,250
Ernest Waaser	175%	$818,125
Laurence G. Miller	150%	$558,750
Vince Northfield	150%	$558,750

(1)	Mr. Gordon resigned as our Executive Vice President and Chief Financial Officer in January 2010. As a result of his resignation, Mr. Gordon failed to meet the vesting requirements of the equity awards granted to him in 2009, resulting in the forfeiture of these awards.

Our equity incentive compensation for 2009 included stock options and restricted stock awards. We designed these components and the weighting of our equity compensation to align the interests of our named executive officers to our stockholders by providing an incentive to our executives for the favorable impact on the value of our common stock.

In 2009, we allocated 65 percent of the equity incentive award to stock options because we believed that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation, and absent such appreciation, stock options would have no value. The remaining 35 percent of the equity award was allocated to restricted stock awards, which we granted to provide a retention incentive for our executives and an incentive to increase shareholder value.

We routinely evaluate and consider the type of awards granted under our equity incentive program and may, in the future, decide that other types of awards provide appropriate incentives to promote our then current goals and objectives.

Stock Option Awards

In accordance with the equity award allocation described above, we granted stock options to our named executive officers in 2009 based upon 65 percent of the total equity incentive compensation opportunity. Using a Black Scholes methodology, we valued the stock options at $11.83 per underlying share.

As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” The dollar amount for option awards shown in the Summary Compensation Table generally reflects the aggregate grant date fair value of the award determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation— Stock Compensation,” which we refer to below as “ASC Topic 718.” See note 2 to the Summary Compensation Table for further information.

Stock options awarded under the equity incentive compensation program are granted in the first quarter of each year and have an exercise price equal to the closing price of our common stock on the date of grant. Our options generally vest in equal annual increments on the first three anniversaries of the date of grant. We believe that these vesting terms, together with the restricted stock component of our equity incentive program, provide our executives with a meaningful incentive for continued employment. For additional information regarding stock option terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Restricted Stock Awards

In 2009, we granted restricted stock awards to our named executive officers based upon 35 percent of the total equity incentive compensation opportunity. Using a Black Scholes methodology, we valued the restricted stock at $49.33 per underlying share.

As a result of these computations, the named executive officers received restricted stock awards for the respective numbers of underlying shares set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Stock Awards: Number of Shares of Stock or Units.” The dollar amount for restricted stock awards shown in the Summary Compensation Table generally reflects the aggregate grant date fair value of the award determined in accordance with ASC Topic 718. See note 2 to the Summary Compensation Table for further information.

Restricted stock awards under the equity incentive program are granted in the first quarter of each year and vest in their entirety on the third anniversary of the date of grant. As noted above, we believe that these vesting terms, together with the stock option component of our equity incentive program, provide our executives with meaningful incentive for continued employment. For additional information regarding restricted stock award terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

2007-2009 Long-Term Cash Incentive Award Opportunity

Prior to 2008, we provided our executives with an opportunity to receive a cash award based on total shareholder return over a three year measurement period as compared to the peer group companies. “Total shareholder return” is the appreciation in value of a share of stock of a company from the first trading day to the last trading day of the specified performance period, assuming reinvestment of dividends. Payment is based on a sliding scale so that the amount of the payment generally increases to the extent that our total shareholder return exceeds the total shareholder return of the peer group companies. Specifically, if our total shareholder return exceeds the return of five of the 11 peer group companies, the threshold payment equal to 72 percent of the target award would be paid. If our total shareholder return exceeds one-half of the peer group companies, 100 percent of the target amount would be paid. The maximum payout, equal to 200 percent of the target amount, would be paid if our total shareholder return exceeds that of at least ten of the peer group companies. These award levels were subject to adjustment in the event that merger or acquisition activity changes the number of peer group companies.

The three year performance period for the cash incentive opportunity awarded in 2007 was completed in 2009. For that period, our total shareholder return did not meet the minimum threshold for payment. As the cash incentive award program was replaced in 2008 with restricted stock awards, there are no further cash incentive awards outstanding for our executives.

Personal Benefits

We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package that we believe better enables us to attract and retain highly skilled executives. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers. The personal benefits currently provided to our named executive officers include a company car, life insurance coverage and, with respect to Mr. Black, personal use of our corporate aircraft. Additional information regarding these benefits is provided in the Summary Compensation Table and the accompanying footnotes.

Employment of Richard A. Meier

In January 2010, we appointed Richard A. Meier our Executive Vice President and Chief Financial Officer. In connection with his appointment, Mr. Meier is receiving an annual salary of $500,000. His target award opportunity under our annual incentive program is equal to 80 percent of his salary, and his equity incentive percentage under our equity compensation program is equal to 200 percent of his salary. The Compensation Committee also granted Mr. Meier a special equity award of stock options to purchase 33,833 shares of our common stock, which will vest in three equal annual installments, and 3,511 shares of restricted stock, which will vest in their entirety on the third anniversary of the grant date. The Compensation Committee approved these grants following the negotiation and approval of compensatory terms relating to Mr. Meier’s appointment. While we referenced industry data in structuring Mr. Meier’s compensation, the final terms of his compensation were arrived at through negotiation.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that would encourage our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

Employment Agreement for Jeffrey P. Black

As previously disclosed, in March 2009 we entered into a new employment agreement with Mr. Black under which he continues to serve as our President and Chief Executive Officer. The agreement has a three-year term ending in March 2012. Mr. Black’s agreement provides that he will receive an annual base salary of at least $900,000, and will be eligible to participate in the annual incentive, long-term incentive and equity compensation programs that we provide for our senior executives, as well as to participate in our retirement and welfare benefit plans and programs. The agreement also provides that Mr. Black will be reimbursed by us for premiums on $1 million of life insurance coverage. In addition, Mr. Black will be entitled to personal use of company aircraft for up to fifty hours per year, subject to an annual limit of $100,000 in incremental cost to us to provide this benefit.

The agreement provides Mr. Black with the right to receive continuation of his base salary, an additional amount equal to 100% of his base salary, health insurance and other benefits for a three-year period if we terminate his employment without cause or if Mr. Black terminates his employment for good reason (as defined in the agreement), other than in connection with a change of control (as defined in the agreement). Mr. Black’s agreement also entitles him to receive certain payments upon a termination of his employment in connection with a change of control. For a further discussion of the payments that may be made to Mr. Black upon termination of his employment, see “Potential Payments Upon Termination or Change in Control.”

In connection with the negotiation of the new agreement, our Compensation Committee considered Mr. Black’s experience, his performance since he became our Chief Executive Officer, his prior compensation, our financial performance and, with assistance from Towers Perrin, market data with respect to CEO compensation. In addition, the Compensation Committee retained outside legal counsel to assist it in its consideration and negotiation of the terms of the new employment agreement. Upon conclusion of its review, the Compensation Committee recommended that we enter into a new employment agreement with Mr. Black on terms substantially similar to those in his 2006 employment agreement in all material respects, subject to the following changes:

•	elimination of our obligation to pay income taxes attributable to reimbursement payments we make to Mr. Black for life insurance premiums under a $1 million individual policy owned by Mr. Black;

•	elimination of our obligation to reimburse Mr. Black for any excise taxes that may be imposed on him as a result of any payment or distribution made to Mr. Black in connection with a change in control; and

•	adoption of a $100,000 limit on the incremental costs we incur to provide Mr. Black with personal use of our aircraft (his previous agreement limited his usage to 50 hours per year, while his new agreement limits usage to the lesser of 50 hours or $100,000 in incremental costs).

After review of materials provided by Towers Perrin, and discussions with Towers Perrin and outside legal counsel, the Compensation Committee determined that these changes were appropriate in light of current general market practices with respect to employment and severance arrangements.

Based upon the recommendation of the Compensation Committee, the Board approved our entry into a new employment agreement with Mr. Black on the terms described above.

Executive Severance Arrangements

In addition to our employment agreement with Mr. Black, we have entered into agreements with each of our other named executive officers that provide payments and other benefits to them if, outside of the context of a change in control, we terminate their employment without cause or they terminate employment for “good reason.” The severance compensation consists of continued payment of the executive’s base salary for a minimum of 18 months and, in some circumstances, the payment of a pro rated amount of the annual incentive award the executive would have been entitled to for the year in which his employment was terminated. In addition, the executive is entitled to receive continued health insurance for up to 18 months after termination. See “Potential Payments Upon Termination or Change in Control” for additional information.

Change in Control Arrangements

We have change in control arrangements with each of our named executive officers. The terms of Mr. Black’s change in control arrangement are set forth in Mr. Black’s employment agreement, and the terms of our change in control arrangements with each of our other named executive officers are set forth in a change of control agreement that we have entered into with each of the executives. Our agreement with each executive provides for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or cause or if the executive terminates employment for “good reason” within two years following a change in control. The change in control provisions in Mr. Black’s employment agreement differ from the change in control provisions for the other named executive officers with respect to the amount of the payments upon the relevant termination following the change in control. For a more detailed discussion of these arrangements, see “Potential Payments Upon Termination or Change in Control,” below. If an executive, other than

Mr. Black or Mr. Meier, becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment received in connection with a change in control, we will make an additional payment to the executive. This payment is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, the executive will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the additional payment. Effective in 2009, we determined to no longer include the additional payment provisions in change of control agreements with persons who become executive officers.

We entered into the change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide a key incentive for our executives to remain with us.

RETIREMENT BENEFITS

We provide certain retirement benefits to our executive officers that also are offered to our general employee population. In addition, we maintain certain supplemental plans for our executives that are intended to promote tax efficiency and replace the benefit opportunities lost due to regulatory limits on broad-based tax-qualified plans. Through 2008, these benefits primarily were provided through a combination of defined benefit and defined contribution arrangements. The defined benefits principally were provided for under the Teleflex Incorporated Retirement Income Plan, or TRIP, which was a tax qualified defined benefit plan designed to provide benefits to all salaried employees following retirement based upon a formula relating to years of service and annual compensation. In addition, we maintained a Supplemental Executive Retirement Plan, or SERP, which was a non-qualified defined benefit plan designed to provide benefits for executives to the extent that their compensation cannot be taken into account under the TRIP because the compensation exceeds limits imposed under the Internal Revenue Code. See the Pension Benefits table and accompanying narrative, and “Potential Payments Upon Termination or Change in Control” for additional information.

Effective December 31, 2008, we “froze” future benefit accruals under the TRIP and the SERP. In lieu of the benefits offered under the TRIP, we amended our 401(k) Plan to provide for an enhanced company matching contribution, effective as of January 1, 2009. Under this new approach, participants are eligible to receive a 100% matching contribution with respect to the first 5 percent of eligible compensation contributed by the participant. In addition, the SERP was replaced with a non-qualified defined contribution arrangement under our Deferred Compensation Plan. Under this arrangement, non-elective company contributions are made to each participant’s account under the Deferred Compensation Plan in an amount equal to 5% of the participant’s annual cash compensation, less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan. In addition, participants have an opportunity to receive a matching contribution of up to 3% of their annual cash compensation with respect to amounts deferred by the participant into the Deferred Compensation Plan. In connection with the new deferred compensation arrangement, we contributed an amount equal to the present value of each active participant’s account in the SERP at December 31, 2008 into an account maintained for the active participants under our Deferred Compensation Plan and terminated the SERP. We took these measures to eliminate uncertainty in planning for and funding defined benefit obligations, to provide a more cost-effective way of providing competitive retirement benefits to employees, and to provide a benefit that can be retained by a participant to the extent it is accrued at the time the employee ceases to be employed by Teleflex. Each of the Company’s named executive officers currently participates in the 401(k) Plan and the new defined contribution arrangement under our Deferred Compensation Plan. See the Nonqualified Deferred Compensation table and accompanying narrative for further information.

DEFERRED COMPENSATION PLAN

We maintain a Deferred Compensation Plan, which is a non-qualified plan under which executives may defer certain amounts of their annual and long-term incentive compensation. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. Participants may direct the investment of deferred amount into a fixed interest fund or one or more notional funds. All of the named executive officers are eligible to participate in the Deferred Compensation Plan. In connection with the shift from a defined benefit to a defined contribution approach with respect to our retirement benefits discussed above, we amended our Deferred Compensation Plan, effective January 1, 2009, to include provisions related to company contributions added to the plan in lieu of future benefit accruals under the SERP. See the “Non-qualified Deferred Compensation — 2009” table for additional information.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other executives named in the Summary Compensation Table, unless certain conditions are met. To the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. In this regard, our stock compensation plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. Moreover, our Executive Incentive Plan is designed to facilitate the deductibility of the non-discretionary portion of annual bonus awards and the previously granted long-term cash incentive awards that meet the conditions for “qualified performance-based compensation” under Section 162(m). Nevertheless, we retain the discretion to authorize compensation that may not be deductible. The compensation paid to Mr. Black in 2009 exceeded the deductible limit by approximately $320,161. In addition, it is possible that some portion of compensation paid to our executives in future years will be non-deductible, particularly if a change-in-control occurs.

As noted above, under our change in control arrangements, we will make an additional payment to our executives, other than Mr. Black and Mr. Meier, if payments to them resulting from a change in control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. It is possible that a change in control could result in our making additional payments to our executives. As noted above, we will not provide for these payments in change of control agreements with persons who become executive officers in the future.

STOCK OWNERSHIP GUIDELINES

In February 2008, our Board established stock ownership guidelines for our named executive officers and other executives to further align the interests of management with those of our stockholders and to further encourage long-term performance and growth. The ownership guidelines are expressed in terms of the value of the common stock, restricted stock and stock options, including shares in our 401(k) plan, held by the executive as a multiple of that executive’s base salary, which are as follows:

Required Ownership Level
Position	(as a multiple of base salary)

Chief Executive Officer	5 x base salary
Other Executive Officers	2 x base salary

Executives who are subject to the ownership guidelines have until the later of February 2013 or five years after the date of their appointment or promotion as an executive officer to meet the required ownership level. As of December 31, 2009, each of our named executive officers had either satisfied these ownership guidelines or had time remaining to do so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

BENSON F. SMITH, CHAIRMAN

JEFFREY A. GRAVES	STUART A. RANDLE	HAROLD L. YOH III

SUMMARY COMPENSATION TABLE — 2009

The following table sets forth compensation information with respect to the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers during 2009, determined in accordance with SEC regulations, for the fiscal years ended December 31, 2009, 2008 and 2007. These individuals are referred to in this Proxy Statement as the “named executive officers.”

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Total

Jeffrey P. Black	2009	$900,000	$180,000	$845,036	$1,505,592	$1,278,000	$20,976	$272,882	$5,002,486
Chairman, President and	2008	$900,000	$180,000	$872,410	$1,488,905	$1,614,600	$235,933	$118,483	$5,410,331
Chief Executive Officer	2007	$875,500	$500,000	––	$1,203,376	$1,050,000	$31,995	$117,333	$3,778,204
Kevin K. Gordon(8)	2009	$427,500	$76,950	$259,164	$461,732	$455,288	$15,939	$98,199	$1,794,772
Executive Vice President	2008	$427,500	$153,470	$262,442	$447,913	$416,356	$62,259	$33,810	$1,803,750
and Chief Financial Officer	2007	$376,973	$240,464	$316,700	$577,815	$271,395	$14,544	$41,116	$1,839,007
R. Ernest Waaser	2009	$457,500	$122,823	$249,356	$444,282	–	–	$61,466	$1,335,427
President – Medical	2008	$467,500	$28,050	$264,333	$451,149	$84,150	–	$30,873	$1,326,055
	2007	$420,000	$192,000	–	$281,662	$169,680	–	$102,121	$1,165,463
Laurence G. Miller	2009	$372,500	$58,110	$176,588	$314,603	$317,370	$7,091	$77,091	$1,323,353
Executive Vice President,	2008	$372,500	$44,700	$180,564	$308,124	$309,127	$62,697	$37,849	$1,315,561
General Counsel and Secretary	2007	$346,080	$219,216	–	$205,244	$207,648	$22,862	$44,675	$1,045,725
Vince Northfield	2009	$372,500	$91,806	$176,588	$314,603	–	$9,780	$73,939	$1,039,216
Executive Vice President –	2008	$372,500	$119,212	$497,214	$308,124	$130,393	$48,303	$45,413	$1,521,159
Medical	2007	$346,500	$184,650	–	$221,312	$82,700	$10,433	$57,101	$902,696

(1)	Messrs. Black, Gordon, Waaser, Miller and Northfield deferred $45,000, $12,825, $14,262, $233,557 and $11,175, respectively, of their 2009 salary into a deferral account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2009” for additional information. In addition, Mr. Waaser’s salary for 2009 reflects an adjustment to eliminate a prior salary increase of $10,000 provided to him in lieu of participation in our former defined benefit supplemental executive retirement plan as we transitioned to the defined contribution arrangement under our Deferred Compensation Plan, in which Mr. Waaser now participates. For a further discussion of this arrangement, see “Non-Qualified Deferred Compensation – 2009.”

(2)	The amounts shown in this column represent the amounts paid to the named executive officers under the “Individual Performance” component of the Company’s 2009 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2009 Compensation,” for additional information regarding the annual incentive awards. In addition, the amounts shown in this column with respect to Messrs. Waaser and Northfield include supplemental bonus awards of $66,723 and $45,243, respectively. See the section entitled “Supplemental Bonus Awards” under “Compensation Discussion and Analysis – 2009 Compensation,” for additional information regarding these awards. Mr. Waaser elected to defer $61,412 of his 2009 bonus into a deferred account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2009” for additional information.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock awards granted in 2009, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating these values may be found in Notes 1 and 13 to our 2009 audited financial statements included in our Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC.

(4)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards granted in 2009, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 13 to our 2009 audited financial statements included in our Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC.

(5)	The amounts shown in this column represent the amounts paid to the named executive officers in respect of the financial performance metrics under the Company’s 2009 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2009 Compensation,” for additional information regarding the annual incentive awards.

(6)	The amounts shown in this column with respect to Messrs. Black, Gordon, Miller and Northfield represent the change in actuarial present value of the accumulated benefit under the Teleflex Incorporated Retirement Income Plan. See the Pension Benefits table and accompanying narrative for additional information, including the present value assumptions used in this calculation.

(7)	The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we provide to each named executive officer’s 401(k) plan contributions, the non-elective and matching contributions we provide to each named executive officer’s deferred compensation account, the dollar value of life insurance premiums that we paid for the benefit of the named executive officer, tax gross-ups with respect to payment of life insurance premiums and perquisites. The amounts set forth below with respect to the costs we incurred to provide the named executives officers with a company car are calculated based upon the lease and insurance costs incurred by the Company with respect to the vehicle used by the named executive officer, as well as any fuel and maintenance costs reimbursed by the Company to the named executive officer. The amount set forth below with respect to the costs incurred by the Company to provide Mr. Black with personal use of the Company aircraft is calculated based upon the actual incremental cost to the Company to operate the aircraft, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

		Deferred
	401(k)	Compensation	Life Insurance
Name	Contributions	Contributions	Premiums	Tax Gross-Ups	Perquisites(a)

Mr. Black	$12,250	$151,910	$13,184	$4,924	$90,614
Mr. Gordon	$12,250	$61,929	$1,403	–	$22,617
Mr. Waaser	$12,250	$34,635	$1,002	–	$13,579
Mr. Miller	$12,250	$37,188	$1,403	–	$26,250
Mr. Northfield	$12,250	$27,205	$1,002	–	$33,482

(a)	The amounts shown in this column consist of the incremental costs we incurred to provide each named executive officer with use of a company car. In addition, the amount shown with respect to Mr. Black includes $66,910 in incremental costs we incurred to provide Mr. Black with personal use of our aircraft.

(8)	Mr. Gordon resigned as the Company’s Executive Vice President and Chief Financial Officer in January 2010.

In March 2009, we entered into an employment agreement with Mr. Black, which provides for his employment as our President and Chief Executive Officer through March 2012. Mr. Black’s agreement provides that he will receive an annual base salary of at least $900,000, and will be eligible to participate in the annual incentive, long-term incentive and equity compensation programs that we provide for our senior executives, as well as to participate in our retirement and welfare benefit plans and programs. The agreement also provides that Mr. Black will be reimbursed by us for premiums on $1 million of life insurance coverage. In addition, Mr. Black will be entitled to personal use of company aircraft for up to fifty hours per year, subject to an annual limit of $100,000 in incremental cost to us to provide this benefit.

Mr. Black’s employment agreement provides for certain payments and benefits to be made available to him in the event his employment is terminated under certain circumstances, which are described below under “Potential Payments Upon Termination or Change in Control.”

GRANTS OF PLAN-BASED AWARDS — 2009

The following table sets forth information regarding our grants of plan based awards to the named executive officers during the fiscal year ended December 31, 2009:

						All Other	All Other
						Stock	Option		Grant Date
						Awards:	Awards:	Exercise or	Fair
			Estimated Possible Payouts			Number of	Number of	Base	Value of
			Under Non-Equity Incentive			Shares of	Securities	Price	Stock and
	Grant	Approval	Plan Awards(1)			Stock or	Underlying	of Option	Option
Name	Date	Date	Threshold	Target	Maximum	Units(2)	Options (3)	Awards (4)	Awards (5)

Jeffrey P. Black	3/2/2009	2/24/2009	–	–	–	–	152,802	$46.12	$1,505,592
	3/2/2009	2/24/2009	–	–	–	19,730	–	–	$845,036
	2/24/2009	2/24/2009	$360,000	$720,000	$1,440,000	–	–	–	–
Kevin K. Gordon(6)	3/2/2009	2/23/2009	–	–	–	–	46,861	$46.12	$461,732
	3/2/2009	2/23/2009	–	–	–	6,051	–	–	$259,164
	2/23/2009	2/23/2009	$128,250	$256,500	$513,000	–	–	–	–
R. Ernest Waaser	3/2/2009	2/23/2009	–	–	–	–	45,090	$46.12	$444,282
	3/2/2009	2/23/2009	–	–	–	5,822	–	–	$249,356
	2/23/2009	2/23/2009	$91,163	$224,500	$449,000	–	–	–	–
Laurence G. Miller	3/2/2009	2/23/2009	–	–	–	–	31,929	$46.12	$314,603
	3/2/2009	2/23/2009	–	–	–	4,123	–	–	$176,588
	2/23/2009	2/23/2009	$89,400	$178,800	$357,600	–	–	–	–
Vince Northfield	3/2/2009	2/23/2009	–	–	–	–	31,929	$46.12	$314,603
	3/2/2009	2/23/2009	–	–	–	4,123	–	–	$176,588
	2/23/2009	2/23/2009	$60,531	$149,000	$298,000	–	–	–	–

(1)	Represents the threshold, target and maximum payments the named executive officer was eligible to receive based upon achievement of the financial performance metrics under our 2009 annual incentive program. The amounts actually paid to each named executive officer under this award are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis — 2009 Compensation,” for additional information regarding the annual incentive awards.

(2)	The amounts shown in this column reflect the number of shares of restricted stock awarded to each named executive officer under our 2000 Stock Compensation Plan. All of the shares of restricted stock granted to the named executive officers on March 2, 2009 will vest on the third anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis — 2009 Compensation,” for additional information regarding the stock option awards.

(3)	The amounts shown in this column reflect the number of shares of our common stock underlying options granted to each named executive officer under our 2008 Stock Compensation Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis — 2009 Compensation,” for additional information regarding the stock option awards.

(4)	Stock options awarded under our 2008 Stock Compensation plan have an exercise price equal to the closing price of our common stock on the date of grant.

(5)	The amounts shown in this column represent the aggregate grant date fair value of the stock and option awards granted in 2009, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 13 to our 2009 audited financial statements included in our Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC.

(6)	Mr. Gordon resigned as the Company’s Executive Vice President and Chief Financial Officer in January 2010. As a result of his resignation, Mr. Gordon failed to meet the vesting requirements of the option and restricted stock awards granted to him in 2009, resulting in the forfeiture of these awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2009

The following table sets forth information with respect to the outstanding stock options and unvested restricted stock held by each named executive officer on December 31, 2009:

		Option Awards				Stock Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying			Number of Shares	Market Value of
		Unexercised	Unexercised	Option	Option	or Units of Stock	Shares or Units of
		Options	Options	Exercise	Expiration	That Have Not	Stock That Have
Name	Grant Date	Exercisable	Unexercisable(1)	Price	Date	Vested(2)	Not Vested(3)

Jeffrey P. Black	3/2/2009	–	152,802	$46.12	3/2/2019	–	–
	3/2/2009	–	–	–	–	19,730	$1,063,250
	3/4/2008	41,255	82,511	$56.25	3/4/2018	–	–
	3/4/2008	–	–	–	–	16,611	$895,167
	2/27/2007	52,504	26,251	$67.25	2/27/2017	–	–
	5/5/2006	80,000	–	$68.25	5/5/2016	–	–
	2/22/2006	82,709	–	$64.25	2/22/2016	–	–
	3/7/2005	55,875	–	$52.50	3/7/2015	–	–
	3/1/2004	42,000	–	$51.50	3/1/2014	–	–
	3/3/2003	50,000	–	$37.50	3/3/2013	–	–
	12/2/2002	50,000	–	$43.75	12/2/2012	–	–
	5/9/2002	50,000	–	$56.50	5/9/2012	–	–
	3/4/2002	20,000	–	$51.25	3/4/2012	–	–
	3/5/2001	20,000	–	$43.25	3/5/2011	–	–
	9/11/2000	10,000	–	$36.00	9/11/2010	–	–
	3/6/2000	10,000	–	$28.25	3/6/2010	–	–
Kevin K. Gordon(4)	3/2/2009	–	46,861	$46.12	3/2/2019	–	–
	3/2/2009	–	–	–	–	6,051	$326,088
	3/4/2008	12,411	24,822	$56.25	3/4/2018	–	–
	3/4/2008	–	–	–	–	4,997	$269,288
	3/16/2007	20,000	10,000	$65.25	3/16/2017	–	–
	2/26/2007	5,726	2,863	$68.25	2/26/2017	–	–
	2/21/2006	9,270	–	$64.00	2/21/2016	–	–
	6/13/2005	5,000	–	$59.00	6/13/2015	–	–
	3/7/2005	8,200	–	$52.50	3/7/2015	–	–
	3/1/2004	8,200	–	$51.50	3/1/2014	–	–
	3/3/2003	5,333	–	$37.50	3/3/2013	–	–
	3/4/2002	7,000	–	$51.25	3/4/2012	–	–
	3/5/2001	8,620	–	$43.25	3/5/2011	–	–
R. Ernest Waaser	3/2/2009	–	45,090	$46.12	3/2/2019	–	–
	3/2/2009	–	–	–	–	5,822	$313,748
	3/4/2008	12,500	25,002	$56.25	3/4/2018	–	–
	3/4/2008	–	–	–	–	5,033	$271,228
	2/26/2007	12,107	6,053	$68.25	2/26/2017	–	–
	10/23/2006	25,000	–	$60.25	10/23/2016	–	–
Laurence G. Miller	3/2/2009	–	31,929	$46.12	3/2/2019	–	–
	3/2/2009	–	–	–	–	4,123	$222,188
	3/4/2008	8,537	17,076	$56.25	3/4/2018	–	–
	3/4/2008	–	–	–	–	3,438	$185,274
	2/26/2007	8,822	4,411	$68.25	2/26/2017	–	–
	2/21/2006	14,935	–	$64.00	2/21/2016	–	–
	3/7/2005	14,500	–	$52.50	2/7/2015	–	–
	11/8/2004	25,000	–	$47.50	11/8/2014	–	–
Vince Northfield	3/2/2009	–	31,929	$46.12	3/2/2019	–	–
	3/2/2009	–	–	–	–	4,123	$222,188
	9/15/2008	–	–	–	–	5,000	$269,450
	3/4/2008	8,537	17,076	$56.25	3/4/2018	–	–
	3/4/2008	–	–	–	–	3,438	$185,274
	2/26/2007	9,513	4,756	$68.25	2/26/2017	–	–
	2/21/2006	14,850	–	$64.00	2/21/2016	–	–
	6/13/2005	5,000	–	$59.00	6/13/2015	–	–
	3/7/2005	8,200	–	$52.50	3/7/2015	–	–
	3/1/2004	5,475	–	$51.50	3/1/2014	–	–

(1)	All stock options vest in three equal annual installments beginning on the first anniversary of the grant date, with the exception of those options granted to Mr. Black on May 9, 2002, December 2, 2002 and March 3, 2003, each of which vested in five equal annual installments beginning on the first anniversary of the grant date.

(2)	All restricted stock awards vest 100% on the third anniversary of the grant date, with the exception of the restricted stock award granted to Mr. Northfield on September 15, 2008, which will vest 100% on the second anniversary of the grant date.

(3)	The amounts set forth in this column represent the market value of the unvested shares of restricted stock held by the named executive officer using a market price of $53.89 per share, which was the closing price of our common stock on December 31, 2009, as reported by the New York Stock Exchange.

(4)	Mr. Gordon resigned as the Company’s Executive Vice President and Chief Financial Officer in January 2010, resulting in the forfeiture of all unvested option and restricted stock awards.

OPTION EXERCISES AND STOCK VESTED TABLE – 2009

The following table sets forth information regarding the number of shares acquired on the exercise of stock options by, and the vesting of restricted stock held by, the named executive officers during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting(2)

Jeffrey P. Black(3)	8,750	$63,088	–	–

Kevin K. Gordon(4)	4,947	$56,201	2,500	$113,150

R. Ernest Waaser	–	–	–

Laurence G. Miller	–	–	–	–

Vince Northfield	–	–	–	–

(1)	The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise and the exercise price, multiplied by the number of shares underlying the options.

(2)	The value realized is equal to the market price per share on the vesting date multiplied by the number of restricted shares that vested. All of the shares of restricted stock included in the table with respect to Mr. Gordon vested on March 16, 2009 and had a market price per share of $45.26, which was the closing price of our common stock on the vesting date, as reported by the New York Stock Exchange.

(3)	Mr. Black exercised a stock option to purchase 8,750 shares on March 5, 2009, with an exercise price of $36.75 per share and a market price of $43.96 per share on the date of exercise.

(4)	On July 30, 2009, Mr. Gordon exercised a stock option to purchase 900 shares with an exercise price of $45.50 per share and a market price of $49.00 per share on the date of exercise, as reported by the New York Stock Exchange. On November 11, 2009, Mr. Gordon exercised (a) a stock option to purchase 1,380 shares with an exercise price of $43.25 per share and a market price of $52.53 per share on the date of exercise, as reported by the New York Stock Exchange; and (b) a stock option to purchase 2,667 shares with an exercise price of $37.50 per share and a market price of $52.59 per share on the date of exercise, as reported by the New York Stock Exchange.

PENSION BENEFITS — 2009

We have sponsored the Teleflex Incorporated Retirement Income Plan (“TRIP”), a qualified defined benefit pension plan. Effective January 1, 2006, the TRIP was closed to new employees, and, effective January 1, 2009, no further benefits could be accrued under the TRIP.

Under the TRIP, a participant accumulated units of annual pension benefit for each year of service. With respect to the years of service applicable to the named executive officers, a participant’s unit was equal to 1.375% of his or her prior year’s annual plan compensation not in excess of social security covered compensation, plus 2.0% of such compensation in excess of the social security covered compensation. The annual plan compensation taken into account under this formula included base salary and annual incentive award payments.

Participants in the TRIP generally vested in their plan benefits after completing five years of qualifying service or, if earlier, upon reaching normal retirement age, which, for purposes of the TRIP, is age 65. In addition to the normal retirement benefit, the TRIP provides reduced benefits upon early retirement, which may occur after a participant has reached age 60 and has completed 10 years of qualifying service. The TRIP also provides limited benefits upon termination due to disability.

All of our named executive officers, other than Mr. Waaser, participate in the TRIP. Mr. Waaser has not participated in the TRIP because his employment commenced after the date on which the TRIP was closed to new participants. The table below shows, as of December 31, 2009, the number of years of service credited under the TRIP to each named executive officer that has participated in those plans and the present value of accumulated benefits payable to each such named executive officer under such plans.

			Present Value
		Number of Years	of Accumulated	Payments During Last
Name	Plan Name	Credited Service	Benefit(1)	Fiscal Year

Jeffrey P. Black	TRIP	14.5	$211,373	–
Kevin K. Gordon	TRIP	11.5	$76,010	–
Laurence G. Miller	TRIP	4.0	$85,517	–
Vince Northfield	TRIP	7.33	$101,270	–

(1)	The accumulated benefit is based on service and earnings for the period through December 31, 2009. The present value has been calculated assuming the named executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions described in note 15 to the audited financial statements appearing in our Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC. As described in such note, the interest assumption is 5.85%. The mortality assumption is based on the RP-2000 Mortality Table.

NONQUALIFIED DEFERRED COMPENSATION – 2009

We maintain a Deferred Compensation Plan, under which executives, including the named executive officers, may defer up to 100% of their cash compensation (salary, annual incentive awards and, if applicable, long-term cash incentive awards). Participants also may defer awards of restricted stock or restricted stock units. Salary and restricted stock deferral elections are made by eligible executives in December of each year in respect of salary to be earned and restricted stock awards to be granted in the following year. With respect to deferral elections for annual incentive and long-term cash incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award. Participants in our Deferred Compensation Plan may direct the investment of deferred amounts into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the performance of the underlying securities.

The following table shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2009. Account balances in the Teleflex stock fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of Teleflex stock; distributions from other funds are payable in cash.

Name of Fund	Rate of Return
Fixed Income Returns	3.62%
Vanguard 500 Index	26.49%
Vanguard Mid-Cap Index	40.22%
Vanguard Small-Cap Index	36.12%
Teleflex Stock Fund	10.57%

A participant may elect to receive payment of deferred amounts, either in a lump-sum or in annual installments over five or ten years, commencing upon separation from service, on a fixed date following separation from service or on an alternative date selected by the participant. Changes in the time or form of payment may be made in compliance with advance notice requirements under the plan, provided that the commencement of the revised payment schedule must be deferred by at least five years from the original date.

In 2009, we replaced the defined benefit arrangement offered under our former non-qualified defined benefit supplemental retirement plan, or SERP, with a non-qualified defined contribution arrangement under our Deferred Compensation Plan. Under this arrangement, non-elective company contributions are made to each participant’s account under the Deferred Compensation Plan in an amount equal to 5% of the participant’s annual cash compensation, less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan. A participant will become vested in the additional contribution once the participant has completed five years of service or, if earlier, upon reaching age 65, death or total disability. In addition, participants have an opportunity to receive a matching contribution of up to 3% of their annual cash compensation with respect to amounts deferred by the participant into the Deferred Compensation Plan. As part of the transition to this new defined contribution arrangement, for 2009 only, we provided a matching contribution equal to 3% of the amount of the annual incentive award paid to a participant as long as the participant elected to defer at least 3% of his or her base salary for 2009. This approach was taken for the transition year to address the fact that the opportunity for matching contributions with respect to annual incentive awards did not exist at the time participants had the opportunity to elect to defer annual incentive awards earned in 2008 and payable in 2009. A participant will become vested in the matching contributions once the participant has completed two years of service or, if earlier, upon reaching age 65, death or total disability.

As previously disclosed, in connection with the transition to the defined contribution arrangement provided under the Deferred Compensation Plan, we contributed an amount equal to the present value of each active participant’s account in the SERP at December 31, 2008. This amount is reflected in the “Nonqualified Deferred Compensation – 2009” table under the “Aggregate Balance at Last Fiscal Year End” column. A participant will become vested in the SERP amount after the participant has been credited with five years of continuous service, determined in accordance with the TRIP or, if earlier, upon reaching age 65. See “Pension Benefits – 2009” above for information regarding years of credited service under the TRIP. We do not provide any additional contributions with respect to these amounts.

The following table sets forth information for the fiscal year ended December 31, 2009 regarding contributions, earnings and balances under our deferred compensation plans for each named executive officer:

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals /	Last Fiscal
Name	Fiscal Year	Fiscal Year(1)	Fiscal Year	Distributions	Year-End(2)

Jeffrey P. Black	$45,000	$151,910	$14,667	–	$554,758
Kevin K. Gordon	$12,825	$61,929	$11,966	–	$422,495
R. Ernest Waaser	$69,824	$34,635	$5,436	–	$297,495
Laurence G. Miller	$582,364	$37,188	$18,464	–	$867,612
Vince Northfield	$11,175	$27,205	$1,148	–	$59,987

(1)	The amounts set forth in this column consist of non-elective and matching contributions made to each named executive officer’s account under our Deferred Compensation Plan. The non-elective contributions made for Messrs. Black, Gordon, Waaser, Miller and Northfield were $90,350, $34,112, $17,544, $18,637 and $12,894, respectively. The matching contributions made for Messrs. Black, Gordon, Waaser, Miller and Northfield were $61,560.00, $27,817, $17,091, $18,551 and $14,311, respectively.

(2)	The amounts set forth in this column with respect to Messrs. Black, Gordon, Miller and Northfield include $343,181, $21,643, $46,019 and $20,441, respectively, representing the present value of each named executive officer’s account in the SERP at December 31, 2008, which was contributed to each named executive officer’s account under our Deferred Compensation Plan in connection with the freeze of the SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2009 (except as otherwise noted). The information in this section does not include information relating to the following:

•	distributions under our deferred compensation plan. See “Nonqualified Deferred Compensation – 2009” for information regarding these plans;

•	distributions under the TRIP. See “Pension Benefits – 2009” for information regarding the TRIP;

•	restricted shares and shares underlying options that vested prior to the termination event. See the “Outstanding Equity Awards at Fiscal Year-End – 2009” table;

•	short-term incentive payments that would not be increased due to the termination event;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies that we maintain for the benefit of our named executive officers; and

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) plan.

Employment and Severance Arrangements

Under the terms of our employment agreement with Mr. Black, if we terminate Mr. Black’s employment without cause or if Mr. Black terminates his employment for good reason (as defined in the agreement) prior to the time Mr. Black reaches age 62, other than in connection with a change of control (as defined in the agreement), he is entitled to receive the following payments and benefits:

•	continued payment of his base salary for a period of 36 months after the date of termination;
•	payment of an additional amount in each of the first three years immediately following the date of termination equal to 100% of his base salary;
•	a prorated portion of any long-term cash incentive award earned by Mr. Black with respect to a performance period that is scheduled to end on the last day of the year in which Mr. Black’s employment is terminated;
•	reimbursement for a period of 36 months after the date of termination for costs incurred by Mr. Black to maintain health insurance coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under our health care plan, exclusive of costs that would have been borne by Mr. Black in accordance with our applicable policy then in effect for employee participation in premiums; and
•	for up to 36 months after the termination date, we will maintain, and reimburse Mr. Black for any premiums he is required to pay in order to maintain, life and accident insurance for his benefit at levels comparable to those last elected by Mr. Black under our life and accident insurance plan, exclusive of costs that would have been borne by Mr. Black in accordance with our applicable policy then in effect for employee participation in premiums.

In 2008, we replaced the long-term cash incentive award opportunity with restricted stock awards. The measurement period for the final long-term cash incentive opportunity awarded to our executives in 2007 ended on December 31, 2009. Therefore, in the event Mr. Black’s employment is terminated after January 1, 2010, he will no longer be entitled to receive the long-term cash incentive award described above.

Any stock options held by Mr. Black that are not exercisable as of the date of his termination of employment will expire on the termination date, and any exercisable stock options held by Mr. Black may be exercised for a period of three months after the date of termination.

Mr. Black’s agreement also provides for certain compensation to be paid to Mr. Black in the event of a change of control, as more fully described in the discussion of change of control agreements below.

Mr. Black’s agreement has a term of three years. However, notwithstanding any termination of the agreement by us, the agreement will remain in effect for a period of at least two years following a change of control that occurs during the term of the agreement.

In March 2007, we entered into agreements with certain of our executive officers, including Messrs. Gordon, Waaser, Miller and Northfield, that provide for specified severance compensation and benefits in the event we terminate their employment without cause or if the executive terminates employment for good reason, other than in connection with a change of control. The severance compensation consists of continued payment of the executive’s base salary for a period of 18 months and, in some circumstances, the payment of a pro rated amount of the annual incentive award the executive would have been entitled to for the year in which his employment was terminated. In addition, the executive is entitled to receive continued health, life and accident insurance, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect, until the executive is eligible for such benefits in connection with future employment or until 18 months after termination, whichever occurs first. The executive is also entitled to a vehicle allowance for a period of 18 months after termination and reimbursement of expenses for outplacement services. The 18 month period referred to above is subject to increase by one month for each year of full-time employment by the executive from and after January 1, 2007, up to an additional six months.

The following table sets forth the potential post-termination payments and benefits the named executive officers, other than Mr. Gordon, would be entitled to receive under the agreements described above assuming the triggering event under the agreements occurred on December 31, 2009. In connection with his resignation as our Executive Vice President and Chief Financial Officer in January 2010, Mr. Gordon did not receive, and is no longer entitled to receive, any of the post-termination payments and benefits described above.

			Long-Term
			Cash
		Additional/	Incentive		Life and
	Base	Bonus	Award	Health	Accident	Auto-	Executive
	Salary	Payments	Payments	Benefits	Insurance	mobile	Outplacement
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Total

J. Black	$2,700,000	$2,700,000	–	$40,142	$6,012	–	–	$5,446,154
E. Waaser	$818,125	$122,823	–	$20,538	$1,753	$22,631	$20,000	$1,005,870
L. Miller	$651,875	$375,480	–	$20,097	$2,455	$37,520	$20,000	$1,107,427
V. Northfield	$651,875	$91,806	–	$20,538	$1,753	$53,228	$20,000	$839,200

(1)	The amounts set forth in this column reflect the severance pay the named executive officers would be entitled to receive based upon salaries in effect as of December 31, 2009, and, with respect to Messrs. Waaser, Miller and Northfield, assumes that the severance pay will be provided for a period of 21 months, which is the period during which severance pay would be provided if they were terminated at December 31, 2009.

(2)	The amount set forth in this column for Mr. Black reflects the payment of an additional amount equal to 100% of his base salary in each of the first three years immediately following the date of termination in accordance with the terms of his employment agreement. The amounts set forth in this column for Messrs. Waaser, Miller and Northfield reflect the actual cash incentive award that they received in 2009, as reflected in the Summary Compensation Table.

(3)	Since the minimum payment threshold under the long-term cash incentive award program for 2007 - 2009 was not met, Mr. Black would not have been entitled to any long-term cash incentive award payments under the terms of his employment agreement, assuming the effective date of termination occurred on December 31, 2009.

(4)	The amounts set forth in this column have been calculated based upon the health coverage rates in effect as of December 31, 2009, and, with respect to Messrs. Waaser, Miller and Northfield, assumes that coverage will be provided for a period of 21 months, which is the period during which health coverage would be provided if they were terminated at December 31, 2009.

(5)	The amounts set forth in this column have been calculated based upon the life and accident insurance rates in effect as of December 31, 2009, and, with regards to Messrs. Waaser, Miller and Northfield, assumes that the insurance will be provided for a period of 21 months, which is the period during which life and accident insurance would be provided if they were terminated at December 31, 2009.

(6)	The amounts set forth in this column have been calculated based upon the lease and vehicle insurance rates in effect as of December 31, 2009 for the vehicles used by Messrs. Waaser, Miller and Northfield, and assumes that the vehicle allowance will be provided for 21 months, which is the period during which the allowance would be provided if they were terminated at December 31, 2009.

(7)	The amounts set forth in this column represent the maximum payment the named executive officer would be entitled to receive for outplacement services under the agreement.

Change-of-Control Arrangements

Under the terms of Mr. Black’s employment agreement and the change in control agreements we entered into with certain of our executive officers, including Messrs. Gordon, Waaser, Miller and Northfield, in the event that a Change in Control (as defined in the agreements) occurs during the term of the agreement, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason” (as defined in the agreement) or by us for any reason other than “disability” or “cause” (each as defined in the agreements), then the executive will be entitled to receive the following severance compensation:

•	if no amount otherwise is payable with respect to any short-term or long-term bonus plan, the executive will receive a bonus payment equal to the target award;

•	the executive’s target bonus under each short-term or long-term bonus plan with respect to a performance period that is in its final year at the time of the executive’s termination for the fiscal year in which the executive’s employment was terminated, pro rated based on the number of days the executive was employed during the applicable performance period under such bonus plans;
•	payment of the executive’s base salary (based on the highest salary rate in effect for the executive after the Change in Control) for a period of three years after termination of employment with respect to Mr. Black and for a period of two years after termination of employment with respect to each of the other executives (the “Severance Period”);
•	annual payments during the Severance Period, each equal to the sum of the target awards under any short-term or long-term bonus plan with respect to a performance period that is in its final year at the time of the executive’s termination;
•	immediate vesting of all unvested stock options and restricted stock held by the executive;
•	continuation of health insurance during the Severance Period or, if the executive is not eligible for continued coverage after termination, reimbursement during the Severance Period of any premiums the executive is required to pay in order to maintain coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under our health care plan, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect for employee participation in premiums;
•	if the executive was provided with the use of an automobile or cash allowance for an automobile, payment during the Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination;
•	a cash payment equal to the non-elective contribution the executive would have been entitled to receive under our Deferred Compensation Plan in respect of three additional years of service in the case of Mr. Black, and two additional years’ service in the case of the other executives; and
•	reimbursement for executive outplacement services in an amount up to $20,000.

In 2008, we replaced the long-term cash incentive award opportunity with restricted stock awards. The measurement period for the final long-term cash incentive opportunity awarded to our executives in 2007 ended on December 31, 2009. Therefore, in the event of a termination of employment after January 1, 2010, our named executive officers will no longer be entitled to payment of the long-term cash incentive target awards described above.

The agreements for our executives, other than Mr. Black, also provide for payments to reimburse the executive for any excise taxes imposed under Section 4999 of the Internal Revenue Code that may be incurred by the executive if it is determined that any payment or distribution under the agreement would constitute an “excess parachute” payment within the meaning of Sections 280G and 4999 of the Internal Revenue Code, as well as for additional taxes resulting from the reimbursement.

The term of Mr. Black’s employment agreement is discussed above under “Employment and Severance Arrangements.” The executive change in control agreements have an initial term of three years, and automatically renew for successive one year periods unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

The following table sets forth information regarding the potential payments and benefits the named executive officers, other than Mr. Gordon, would have been entitled to receive under the agreements described above assuming the triggering event under the agreements occurred on December 31, 2009. As a result of his resignation as our Executive Vice President and Chief Financial

Officer in January 2010, Mr. Gordon did not receive, and is no longer entitled to receive, any of the post-termination payments and benefits described above.

				Vesting
				Of
			Long	Unvested
			Term	Stock
		Annual Cash	Cash	Options			Deferred
		Incentive	Incentive	And			Compensation	Executive
		Award	Award	Restricted	Health		Plan	Out-
		Payments	Payments	Stock	Benefits	Auto-	Payments	placement
Name	Base Salary	(1)	(2)	(3)	(4)	mobile	(5)	(6)	Total

J. Black	$2,700,000	$4,158,000	$2,756,250	$3,145,688	$40,142	$56,076	$157,000	$20,000	$13,033,156
E. Waaser	$935,000	$617,100	$411,600	$935,325	$29,333	$25,864	$51,800	$20,000	$3,026,022
L. Miller	$745,000	$822,480	$314,932	$655,550	$28,711	$42,880	$36,600	$20,000	$2,666,153
V. Northfield	$745,000	$419,063	$339,570	$925,000	$29,333	$60,832	$32,875	$20,000	$2,571,673

(1)	The amounts set forth in this column represent the sum of the actual cash incentive award payment the named executive officers would be entitled to receive for the fiscal year ended December 31, 2009 and the aggregate target awards payable during the three-year period following the change of control for Mr. Black and the two-year period following the change of control for each of the other named executive officers.

(2)	The amounts set forth in this column represent the target awards the named executive officers would be entitled to receive under the long-term cash incentive award opportunity for the 2007-2009 measurement period. Because we discontinued the long-term cash incentive award program in 2008, the named executive officers will no longer be entitled to receive any amounts in respect of target awards under the long-term cash incentive award program if their employment is terminated after January 1, 2010.

(3)	The amounts set forth in this column represent the value the named executive officer would realize upon the vesting of the unvested stock options and restricted stock held by the named executive officer as of December 31, 2009. The value of the unvested stock options was calculated based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price of those stock options. The value of the unvested shares of restricted stock held by each named executive officer was calculated based upon the aggregate market value of such shares. We used a price of $53.89 per share, which was the closing price of our common stock on December 31, 2009, as reported by the New York Stock Exchange, to determine market value in both of these calculations.

(4)	The amounts set forth in this column have been calculated based upon the health coverage rates for each named executive officer in effect as of December 31, 2009.

(5)	The amounts set forth in this column represent the benefit to be paid to the named executive officers in respect of additional non-elective contributions under our Deferred Compensation Plan equal to three years for Mr. Black and two years for each of the other named executive officers.

(6)	The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officer for outplacement services under the agreement.

SECURITY OWNERSHHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2010, information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

			Percent of
	Shares		Outstanding
	Beneficially		Common
Name and Address of Beneficial Owner	Owned(a)		Stock

Blackrock, Inc.	2,008,122		5.05%
40 East 52nd Street
New York, NY 10022

Franklin Resources, Inc.	2,354,536		5.92%
One Franklin Parkway
San Mateo, CA 94403

Parnassus Investments	2,125,500		5.34%
1 Market Street, Suite 1600
San Francisco, CA 94105

George Babich, Jr.	19,060	(b)	*
Patricia C. Barron	29,209	(c)	*
Jeffrey P. Black	834,184	(d)	2.03%
William R. Cook	32,666	(e)	*
Kevin K. Gordon	95,118	(f)	*
Jeffrey A. Graves	13,390	(g)	*
Stephen K. Klasko	11,051	(h)	*
Sigismundus W.W. Lubsen	27,892	(i)	*
Laurence G. Miller	98,023	(j)	*
Vince Northfield	76,519	(k)	*
Stuart A. Randle	6,170	(l)	*
Benson F. Smith	18,060	(m)	*
R. Ernest Waaser	87,278	(n)	*
Harold L. Yoh III	25,720	(o)	*
James W. Zug	21,500	(p)	*
All officers and directors as a group (18 persons)	1,433,823	(q)	3.49%

*	Represents holdings of less than 1%

(a)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable on February 1, 2010 or within 60 days thereafter and shares issuable pursuant to restricted stock awards that will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

(b)	Includes 1,000 shares held indirectly by the Baylee Consulting Plan and 15,000 shares underlying stock options.

(c)	Includes 2,200 shares held indirectly by the Patricia C. Barron Defined Benefit Pension Plan and 22,000 shares underlying stock options.

(d)	Includes an aggregate of 4,242 shares held indirectly in equal amounts by three sons, 682,784 shares underlying stock options and 10,481 shares held in the Company’s 401(k) Savings Plan with respect to which Mr. Black has authority to direct voting.

(e)	Includes 20,000 shares underlying stock options.

(f)	Includes 89,760 shares underlying stock options and 11 shares held in the Company’s 401(k) Savings Plan with respect to which Mr. Gordon has authority to direct voting. Mr. Gordon resigned as the Company’s Executive Vice President and Chief Financial Officer in January 2010, resulting in the forfeiture of all unvested option and restricted stock awards.

(g)	Includes 11,000 shares underlying stock options.

(h)	Includes 9,000 shares underlying stock options.

(i)	Includes 22,000 shares underlying stock options.

(j)	Includes 95,386 shares underlying stock options and 837 shares held in the Company’s 401(k) Savings Plan with respect to which Mr. Miller has authority to direct voting.

(k)	Includes 75,513 shares underlying stock options and 1006 shares held in the Company’s 401(k) Savings Plan with respect to which Mr. Northfield has authority to direct voting.

(l)	Includes 5,000 shares underlying stock options.

(m)	Includes 15,000 shares underlying stock options.

(n)	Includes 83,192 shares underlying stock options and 710 shares held in the Company’s 401(k) Savings Plan with respect to which Mr. Waaser has authority to direct voting.

(o)	Includes 21,000 shares underlying stock options.

(p)	Includes 17,000 shares underlying stock options.

(q)	Includes 1,214,705 shares underlying stock options and 15,954 shares held in the Company’s 401(k) Savings Plan with respect to which the employees have authority to direct voting.

CERTAIN TRANSACTIONS

We are party to a long-standing agreement with our former Chairman, Lennox K. Black, pursuant to which we have agreed to fund the premiums under a split dollar life insurance program maintained for the benefit of Mr. Black and to reimburse Mr. Black for income taxes in respect of the imputed benefit of such insurance. These benefits are to be provided for the remainder of Mr. Black’s lifetime. Upon Mr. Black’s death, we are entitled to recover the premium payments we have made under this program out of the proceeds payable under the life insurance policies. In 2009, life insurance premiums under the program were $162,400, which are recoverable by us under the program, and we reimbursed Mr. Black $53,079 for taxes imputed to him under the arrangement. Mr. Black is the father of Jeffrey P. Black, our current Chairman and Chief Executive Officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership of our common stock.

Based solely on a review of the copies of such reports and written representations from our directors and executive officers, we believe that, during the fiscal year ended December 31, 2009, all required filings under Section 16(a) were made on a timely basis.

PROPOSAL 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2010 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

Audit and Non-Audit Fees

The following table provides information regarding fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2009 and December 31, 2008, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	Fiscal 2009		Fiscal 2008

Audit fees	$	4,363,772	$	5,806,481
Audit-related fees		112,948		50,912
Tax fees		1,180,204		947,219
All other fees		65,508		56,746

	$	5,722,432	$	6,861,358

Audit-Related Fees.  Audit related fees consisted primarily of fees for support in connection with divestitures and local country statutory assurance activities.

Tax Fees.  Tax fees consisted of fees for tax compliance activities in certain foreign jurisdictions and tax planning services.

All Other Fees.  All other fees consisted principally of accounting advisory services and license fees for utilization of technical databases.

Audit Committee Pre-Approval Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee may delegate the authority to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members of the Audit Committee, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting. The Audit Committee did not delegate this authority to any member of the Audit Committee in 2009.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE COMPANY’S 2010 FISCAL YEAR.

STOCKHOLDER PROPOSALS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2011 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than November 26, 2010 and must comply in all other respects with SEC rules and regulations relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2011 Annual Meeting of Stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 9, 2011.

OTHER MATTERS

The Board does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote on such matters as they deem appropriate.

Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437) or via the Internet at www.voteproxy.com.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

ANNUAL MEETING OF STOCKHOLDERS OF
TELEFLEX INCORPORATED
April 30, 2010
     PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, 2009
Annual Report and Proxy Card are available at www.teleflex.com/ProxyMaterials
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
Proposal 1. Election of Directors:					Proposal 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	m	Patricia C. Barron

☐	WITHOLD AUTHORITY FOR ALL NOMINEES	m	Jeffrey A. Graves
		m	James W. Zug
☐	FOR ALL EXCEPT (See instructions below)	The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please check here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
TELEFLEX INCORPORATED
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM, following the instructions provided. Use the Company Number and Account Number shown on your proxy card.
      The undersigned hereby appoints Richard A. Meier and Laurence G. Miller proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 30, 2010 or any adjournment thereof.
(Continued on the other side)